Exhibit 99.3

PRO FORMA VALUATION UPDATE REPORT
STANDARD CONVERSION
Melrose Bancorp, Inc. Melrose, Massachusetts
PROPOSED HOLDING COMPANY FOR:
Melrose Cooperative Bank Melrose, Massachusetts
Dated as of May 2, 2014
1100 North Glebe Road Suite 600 Arlington, Virginia 22201 703.528.1700 rpfinancial.com

May 2, 2014

Board of Directors

Melrose Cooperative Bank

220 One Center Court

Franklin, North Carolina 28734

Members of the Board of Directors:

We have completed and hereby provide an updated appraisal of the estimated pro forma market value of the common stock which is to be issued in connection with the mutual-to-stock conversion described below.

This updated appraisal is furnished pursuant to the requirements in the Code of Federal Regulations and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings Institutions Converting from the Mutual to the Stock Form of Organization” (the “Valuation Guidelines”) of the Office of Thrift Supervision (“OTS”) and accepted by the Federal Reserve Board (“FRB”), the Office of the Comptroller of the Currency (“OCC”), the Federal Deposit Insurance Corporation (“FDIC”), the Massachusetts Commissioner of Banks (“Commissioner”) and applicable regulatory interpretations thereof. Our original appraisal report, dated February 14, 2014 (the “Original Appraisal”), is incorporated herein by reference. As in the preparation of our Original Appraisal, we believe the data and information used herein is reliable; however, we cannot guarantee the accuracy and completeness of such information.

On February 27, 2014, the Board of Directors of Melrose Cooperative Bank, Melrose, Massachusetts (“Melrose” or the “Bank”) adopted a plan of conversion (the “Conversion”). Pursuant to the Conversion, the Bank will convert from the mutual form of organization to the full stock form of organization and become a wholly-owned subsidiary of Melrose Bancorp, Inc. (“Melrose Bancorp” or the “Company”), a newly formed Maryland corporation. As part of the Conversion, Melrose Bancorp will offer for sale shares of its common stock in a public offering (the “Offering”). Upon completion of the Conversion and Offering, all of the capital stock of the Bank will be owned by Melrose Bancorp and all of the common stock of Melrose Bancorp will be owned by public shareholders. Furthermore, Melrose Bancorp will be a bank holding company and its primary regulator will be the FRB.

Pursuant to the plan of Conversion, the Company will offer its stock in a subscription offering to Eligible Account Holders, Supplemental Eligible Account Holders, and Tax-Qualified Employee Stock Benefit Plans. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale in a community offering and/or a syndicated community offering. A portion of the net proceeds received from the sale of the common stock will be used to purchase all of the then to be issued and outstanding capital stock of Melrose and the balance of the net proceeds will be retained by the Company.

At this time, no other activities are contemplated for Melrose Bancorp other than the ownership of the Bank, a loan to the newly-formed employee stock ownership plan (“ESOP”) and reinvestment of the proceeds that are retained by the Company. In the future, Melrose Bancorp may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends to shareholders and/or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

Washington Headquarters Three Ballston Plaza 1100 North Glebe Road, Suite 600 Arlington, VA 22201 www.rpfinancial.com	Telephone: (703) 528-1700 Fax No.: (703) 528-1788 Toll-Free No.: (866) 723-0594 E-Mail: mail@rpfinancial.com

Board of Directors

May 2, 2014

The plan of Conversion provides for the establishment of a new charitable foundation, Melrose Cooperative Bank Foundation (the “Foundation”). The Foundation will be funded with $300,000 in cash and the remainder in shares of common stock so that the total amount contributed is equal to 5.0% of the gross offering proceeds received in the Offering. The purpose of the Foundation is to provide financial support to charitable organizations in the communities in which Melrose operates and to enable those communities to share in the Company’s long-term growth. The Foundation will be dedicated completely to community activities and the promotion of charitable causes.

The estimated pro forma market value is defined as the price at which the Company’s common stock, immediately upon completion of the Offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Limiting Factors and Considerations

Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the Company’s common stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the Conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the pro forma market value thereof. RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its financial institution client institutions.

This updated appraisal reflects the following noteworthy items: (1) a review of recent developments in Melrose’s financial condition, including financial data through March 31, 2014; (2) an updated comparison of Melrose’s financial condition and operating results versus the Peer Group companies identified in the Original Appraisal; and, (3) a review of stock market conditions since the date of the Original Appraisal incorporating stock prices as of May 2, 2014.

The update reflects only a valuation range as of this date for the pro forma market value of Melrose Bancorp immediately upon issuance of the common stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at anytime thereafter following the completion of the public stock offering.

Board of Directors

May 2, 2014

Discussion of Relevant Considerations

1. Financial Results

Table 1 presents summary balance sheet and income statement data for the twelve month period through March 31, 2014, as well as comparable data for the fiscal year ended December 31, 2013, as set forth in the Original Appraisal. The Bank’s financial condition and operating results for the quarter ended March 31, 2014 reflects little change relative to the quarter ended December 31, 2013, which will be discussed more fully below.

Table 1

Melrose Cooperative Bank

Recent Financial Data

	At December 31, 2013		At March 31, 2014
	Amount	% of Assets	Amount	% of Assets
	($000)	(%)	($000)	(%)
Balance Sheet Data
Assets	$196,675	100.00%	$192,760	100.00%
Cash and Cash Equivalents	16,995	8.64%	12,649	6.56%
Investment Securities (AFS)	39,694	20.18%	40,237	20.87%
FHLB Stock	409	0.21%	409	0.21%
Loans Originated for Investment, net	$131,995	67.11%	$131,352	68.14%
Loans Held for Sale	0	0.00%	182	0.09%

Loans Receivable, net	$131,995	67.11%	$131,534	68.24%
Bank-Owned Life Insurance	4,847	2.46%	4,884	2.53%
Other Real Estate Owned	0	0.00%	0	0.00%
Deposits	175,510	89.24%	170,847	88.63%
FHLB Advances, Other Borrowed Funds	0	0.00%	0	0.00%
Equity	20,577	10.46%	21,028	10.91%

	12 Months Ended December 31, 2013		12 Months Ended March 31, 2014
	Amount	% of Avg. Assets	Amount	% of Avg. Assets
	($000)	(%)	($000)	(%)
Summary Income Statement
Interest Income	$5,494	2.79%	$5,470	2.75%
Interest Expense	(1,547)	-0.79%	(1,499)	-0.75%

Net Interest Income	$3,947	2.00%	$3,971	2.00%
Provision for Loan Losses	(37)	-0.02%	(24)	-0.01%

Net Interest Income after Provisions	$3,910	1.99%	$3,947	1.99%
Other Operating Income	$254	0.13%	$258	0.13%
Operating Expense	(3,231)	-1.64%	(3,272)	-1.65%

Net Operating Income	$932	0.47%	$932	0.47%
Gain on Sale of Loans	$105	0.05%	$79	0.04%
Net Income Before Tax	$1,038	0.53%	$1,012	0.51%
Income Taxes	(309)	-0.16%	(296)	-0.15%

Net Income (Loss)	$729	0.37%	$716	0.36%

Source: Melrose Bancorp’s preliminary prospectus and RP Financial calculations.

Board of Directors

May 2, 2014

Growth Trends

The Bank recorded a modest decrease in total assets during the quarter ended March 31, 2014, with assets decreasing by $3.9 million or by 2.0%. Asset shrinkage was primarily a result of a $4.3 million decrease in cash and cash equivalents and $461,000 decline in net loans receivable (including loans held for sale), offset in part by a $543,000 increase in investment securities available for sale (“AFS”). Deposits also reflected a decline of $4.7 million over the quarter (2.7% shrinkage) to equal $170.8 million as of March 31, 2014.

According to management, deposits decreased over the quarter due to maturing certificates of deposit (“CDs”) related to a special that Melrose had previously ran. The Bank used available cash and cash equivalents to fund the withdrawal of these CDs, resulting in the reduction in cash and cash equivalents and the overall primary source of asset decline over the quarter. The decrease in loans over the quarter resulted from the reduction in 1-4 family residential real estate, partially offset by growth in home equity loans and lines of credit, commercial real estate, construction, and consumer loans.

Deposits decreased mainly as a result of the maturing CDs (described above), but also a minimal decline in savings accounts, which were offset in part by growth in money market, demand, and NOW accounts from December 31, 2013 to March 31, 2014. Overall, equity increased $451,000 or 2.2% over the first quarter of 2014, which was attributable to net income totaling $159,000 for the three months ended March 31, 2014, as well as a $292,000 increase in accumulated other comprehensive income related to an improvement in the net change in unrealized holding gains on AFS securities during the period.

Loan Receivable

Net loans receivable, originated for investment (“OFI”), decreased over the quarter from $132.0 million as of December 31, 2013 to $131.4 million as of March 31, 2014, reflecting a 0.5% decrease. As mentioned above, the decrease in net loans OFI over the quarter was attributable to a reduction in 1-4 family residential real estate loans, as the other areas of the loan portfolio reflected modest growth over the same time period. On the other hand, Melrose’s loans held for sale (“HFS”) increased from a zero balance to $182,000 resulting from the timing of the closings on certain loans, as the Bank continued to sell fixed rate conforming 1-4 family residential mortgage loans it originated with terms of 15 years or greater in order to mitigate interest rate risk and to provide additional income. As discussed in the Original Appraisal, going forward, the Bank plans to continue to emphasize 1-4 family residential lending, but also intends to establish a commercial lending department to more actively originate commercial real estate (“CRE”) loans, including multifamily loans, in order to diversify the loan portfolio and improve profitability.

Cash and Cash Equivalents and Investment Securities

Cash and cash equivalents decreased $4.3 million, to equal $12.6 million or 6.6% of total assets as of March 31, 2014, while the total balance of investment securities increased by $543,000, to equal $40.2 million or 20.9% of total assets as of March 31, 2014. As discussed above, cash and cash equivalents decreased over the quarter primarily as Melrose used available cash and liquidity to fund the withdrawal of the CDs that had matured from a previous special.

Board of Directors

May 2, 2014

Cash and cash equivalents were also used to purchase investment securities rather than to fund additional fixed rate 1-4 family residential mortgage loans in the continuing low interest rate environment. The investment portfolio continues to consist solely of AFS securities of corporate bonds and notes, equity securities, US Government agency securities, and preferred stock.

Funding Structure

Deposit balances decreased by $4.7 million, or 2.7%, over the quarter ended March 31, 2014 to equal $170.8 million, or 88.6% of total assets. The decline in deposits was primarily the result of a decline in CDs of $6.8 million, but also savings accounts which declined by $446,000, partially offset by an increase in NOW/demand accounts of $895,000 and money market accounts of $1.7 million. At approximately 43% of deposits, CDs continue to constitute the largest portion of the Bank’s deposit base. The recent reduction in CDs was the result of maturing CDs over the quarter, as mentioned previously.

As stated in the Original Appraisal, the Bank has not historically relied on borrowings as a funding source and had no borrowings as of March 31, 2014.

Equity

The Bank’s equity increased by $451,000 over the three month period ended March 31, 2014, to equal $21.0 million or 10.9% of total assets. Growth in the capital balance was the result of an increase in accumulated comprehensive income of $292,000 and net income of $159,000 reported for the quarter ended March 31, 2014.

Melrose maintained surpluses relative to its regulatory capital requirements at March 31, 2014, and was qualified as a “well-capitalized” institution. The Offering proceeds will serve to further strengthen the Bank’s regulatory capital position as well as support the Company’s strategies going forward. At the same time, pro forma return on average equity (“ROAE”) is expected to initially decline following the Conversion, given the increased equity position.

Asset Quality

While Melrose continues to maintain strong asset quality, over the quarter, non-performing assets including 90+ day delinquencies (“NPAs”) increased slightly by $190,000 from $336,000 as of December 31, 2013 (0.17% of assets) to $526,000 (0.27% of assets) as of March 31, 2014. The Bank’s NPAs increased due to a reduction in nonaccrual loans, which was offset by an increase in 90+ day delinquencies, which were all comprised of 1-4 family residential real estate loans. Melrose continues to have a zero balance of performing troubled debt restructurings (“TDRs”) and other real estate owned (“OREO”). Although asset quality ratios modestly worsened between December 31, 2013 and March 31, 2014, net loan charge-offs for the latest twelve month period remain nominal.

Board of Directors

May 2, 2014

Income and Expense Trends

The Bank’s earnings on a trailing twelve month basis remained relatively unchanged, declining by $13,000 from net income of $729,000 (0.37% of average assets) reported for the year ended December 31, 2013, as reflected in our Original Appraisal, to net income of $716,000 (0.36% of average assets) reported for the twelve months ended March 31, 2014. Details with respect to changes in the Bank’s earnings are more fully explained below.

The primary factors contributing to the slight decrease in net income is related to an increase in operating expenses of $41,000 and a reduction of $26,000 related to gains on sale of loans, partially offset by higher net interest income of $24,000, lower provision for loan losses of $13,000, higher other operating income of $4,000, and lower income tax expense of $13,000. The improvement in net interest income was the result of a decrease in interest income, offset by a larger decline in interest expense.

Net Interest Income

The Bank’s net interest income increased for the twelve month period ended March 31, 2014 versus the fiscal year ended December 31, 2013, as a result of a reduction in interest expense, reflecting the reduction in higher costing CDs over the quarter. The Bank’s level of net interest income equaled $4.0 million (2.00% of average assets) for the twelve months ended March 31, 2014, as compared to $3.9 million (2.00% of average assets) reported for the twelve months ended December 31, 2013. For the twelve months ended March 31, 2014, the Bank’s net interest income increased $24,000 or by 0.6%, while the yield-cost spread remained the same. As stated in the Original Appraisal, the completion of the Conversion will have the dual benefit of providing the Bank with additional interest-free funds to reinvest and additional equity to support modest balance sheet growth, including expansion of interest-earning assets at a positive spread.

Loan Loss Provisions

Provision for loan losses declined from $37,000, or 0.02% of average assets for the twelve months ended December 31, 2013, to $24,000, or 0.01% of average assets for the twelve months ended March 31, 2014. Provisions for loan losses declined over the quarter, notwithstanding the modest increase in NPAs over the quarter, as the Bank continues to be well-reserved. As of March 31, 2014, NPAs consisted of $322,000 of nonaccrual loans and $204,000 of 90+ day delinquencies, which together, equals 0.27% of assets. Furthermore, allowance for loan losses (“ALLL”) totaled $512,000, or 97.34% of NPAs.

Non-Interest Income

Consistent with the Bank’s traditional operating strategy and resulting limited revenue diversification, sources of non-interest operating income have been a minor contributor to earnings. As noted in the Original Appraisal, sources of non-interest operating income consisted primarily of fees and service charges generated from the Bank’s retail banking activities and through the bank-owned life insurance (“BOLI”) investment. Non-interest income increased for the most recent twelve months relative to the level reported in the Original Appraisal, increasing by $4,000 to $258,000 (0.13% of average assets) for the twelve months ended March 31, 2014.

Board of Directors

May 2, 2014

The Bank also sells a portion of conforming long term fixed rate mortgage loans it originates into the secondary market on a best efforts and servicing released basis, which is another contributor to earnings. Gains on sale of loans slightly decreased for the most recent twelve month period, declining by $26,000 to $79,000 (0.04% of average assets) for the twelve months ended March 31, 2014.

Operating Expenses

The Bank’s operations are characterized by a low operating expense ratio mainly due to operating only one office location and relatively limited loan products. Operating expenses increased modestly over the last quarter and equaled $3.3 million, or 1.65% of average assets for the twelve months ended March 31, 2014, in relation to $3.2 million or 1.64% of average assets for the twelve months ended December 31, 2013.

As noted in the Original Appraisal, operating expenses are expected to increase following the Offering, due to expenses associated with operating as a publicly-traded company, including expenses related to the stock-related benefit plans, as well as the establishment of the CRE lending function and related staff additions. At the same time, the Bank will seek to offset anticipated growth in expenses from a profitability standpoint through balance sheet growth and by reinvestment of the Offering proceeds into investment securities over the near term and into loans over the longer term.

Taxes

The Bank is subject primarily to federal corporate taxation. While the state of Massachusetts does impose a corporate income tax, Melrose created a wholly-owned subsidiary, MCBSC, under Massachusetts law to primarily hold investments, which has also reduced the Bank’s state corporate income tax liability. As set forth in the prospectus, the Bank’s effective tax rate approximates 34%, and this is the rate utilized to calculate the net reinvestment benefit from the Offering proceeds.

2. Peer Group Financial Comparisons

Tables 2 and 3 present the most updated financial characteristics and operating results available for the Bank, the Peer Group identified in the Original Appraisal, and all publicly-traded savings institutions. Importantly, OBA Financial Services, Inc. (“OBAF”) of Germantown, Maryland and FedFirst Financial Corp. (“FFCO”) of Monessen, Pennsylvania, which were two of the Peer Group companies utilized in the Original Appraisal, have both subsequently become targets of announced mergers and therefore have been excluded from the Peer Group. Accordingly, the valuation Peer Group is comprised of the remaining eight companies. Melrose’s ratios are based on financial results through March 31, 2014, while the Peer Group’s information is through December 31, 2013.

Board of Directors

May 2, 2014

Table 2

Balance Sheet Composition and Growth Rates

Comparable Institution Analysis

As of December 31, 2013

			Balance Sheet as a Percent of Assets										Balance Sheet Annual Growth Rates							Regulatory Capital
			Cash &	MBS &		Net		Borrowed	Sub.	Total	Goodwill	Tangible		MBS, Cash &			Borrows.	Total	Tangible	Tangible	Tier 1	Risk-Based
			Equivalents	Invest	BOLI	Loans (1)	Deposits	Funds	Debt	Equity	& Intang	Equity	Assets	Investments	Loans (1)	Deposits	&Subdebt	Equity	Equity	Capital (2)	Risk-Based	Capital
Melrose Cooperative Bank
March 31, 2014			6.56%	21.08%	2.53%	68.24%	88.63%	0.00%	0.00%	10.91%	0.00%	10.91%	-1.03%	-7.59%	1.68%	-1.73%	NA	3.94%	3.94%	10.33%	17.05%	18.15%
All Public Companies
Averages			5.53%	20.72%	1.90%	67.56%	73.97%	11.30%	0.39%	13.14%	0.72%	12.38%	3.44%	5.65%	5.46%	2.43%	17.72%	4.15%	3.44%	12.58%	19.52%	20.56%
Medians			3.62%	16.76%	1.93%	69.72%	75.32%	10.33%	0.00%	12.22%	0.02%	11.08%	2.25%	-4.48%	4.31%	1.12%	5.40%	-0.43%	-0.76%	11.98%	18.20%	19.46%
State of MA
Averages			3.55%	14.70%	2.01%	77.00%	71.95%	14.96%	0.16%	12.03%	0.53%	11.50%	11.45%	4.25%	14.95%	9.01%	51.18%	-0.56%	-0.31%	12.37%	15.64%	16.72%
Medians			3.22%	9.24%	1.62%	79.76%	70.59%	15.48%	0.00%	12.01%	0.00%	11.54%	9.85%	-4.81%	14.61%	8.31%	45.13%	-0.27%	0.17%	12.28%	15.35%	16.30%
Comparable Group
Averages			3.64%	24.59%	2.10%	66.55%	71.82%	14.69%	0.00%	12.60%	0.52%	12.08%	12.86%	7.10%	11.48%	8.55%	32.78%	1.24%	1.21%	11.73%	17.68%	18.68%
Medians			3.70%	12.42%	2.32%	76.74%	74.17%	10.14%	0.00%	11.77%	0.00%	10.89%	13.18%	4.74%	11.66%	8.03%	45.13%	0.07%	0.07%	10.35%	16.30%	17.46%
Comparable Group
CBNK	Chicopee Bancorp Inc.	MA	3.22%	9.07%	2.41%	82.64%	76.53%	7.66%	0.00%	15.69%	0.00%	15.69%	-2.04%	-30.73%	4.40%	-3.52%	4.40%	2.51%	2.51%	NA	18.65%	19.59%
GTWN	Georgetown Bancorp Inc.	MA	2.39%	8.45%	1.10%	85.51%	66.90%	20.88%	0.00%	11.00%	0.00%	11.00%	24.31%	46.87%	22.77%	13.94%	132.73%	-5.30%	-5.30%	9.66%	13.07%	14.30%
HBNK	Hampden Bancorp Inc.	MA	2.15%	21.50%	2.48%	71.64%	68.72%	18.20%	0.00%	12.19%	0.00%	12.19%	7.21%	-11.44%	15.62%	3.92%	32.68%	-2.18%	-2.18%	NA	16.30%	17.40%
ONFC	Oneida Financial Corp.	NY	5.68%	36.99%	2.45%	45.21%	85.83%	0.13%	0.00%	12.22%	3.58%	8.64%	8.97%	11.24%	7.70%	12.14%	-83.33%	-2.51%	-2.88%	NA	NA	NA
PEOP	Peoples Federal Bancshares Inc	MA	5.29%	9.41%	3.43%	79.96%	71.81%	8.84%	0.00%	17.88%	0.00%	17.88%	1.89%	-7.85%	3.96%	-0.98%	57.58%	-3.35%	-3.35%	15.18%	23.92%	25.00%
THRD	TF Financial Corp.	PA	5.42%	15.42%	2.22%	73.53%	81.84%	5.94%	0.00%	11.35%	0.58%	10.78%	17.40%	23.69%	16.51%	22.06%	-18.22%	14.38%	14.53%	10.35%	16.23%	17.46%
WEBK	Wellesley Bancorp	MA	4.18%	8.69%	1.44%	83.87%	77.97%	11.45%	0.00%	10.20%	0.00%	10.20%	21.93%	-1.77%	26.82%	19.95%	66.67%	4.04%	4.04%	NA	10.87%	12.10%
WVFC	WVS Financial Corp.	PA	0.77%	87.18%	1.29%	10.02%	44.99%	44.44%	0.00%	10.28%	0.00%	10.28%	23.24%	26.82%	-5.96%	0.87%	69.74%	2.32%	2.32%	NA	24.70%	24.90%

(1)	Includes loans held for sale.
(2)	The tangible capital ratio as defined under the latest OTS guidelines at period-end. For holding companies this represents the value for the company’s largest subsidiary.

Source: SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2014 by RP® Financial, LC.

Board of Directors

May 2, 2014

Table 3

Income as Percent of Average Assets and Yields, Costs, Spreads

Comparable Institution Analysis

For the 12 Months Ended December 31, 2013

				Net Interest Income					Non-Interest Income			Non-Op. Items			Yields, Costs, and Spreads
			Net Income	Income	Expense	Nll	Loss Provis. on IEA	Nll After Provis.	Gain on Sale of Loans	Other Non-Int Income	Total Non-Int Expense	Net Gains/ Losses (1)	Extrao. Items	Provision for Taxes	Yield On IEA	Cost Of IBL	Yld-Cost Spread	MEMO: Assets/ FTE Emp.	MEMO: Effective Tax Rate
Melrose Cooperative Bank
March 31, 2014			0.36%	2.75%	0.75%	2.00%	0.01%	1.99%	0.04%	0.13%	1.65%	0.00%	0.00%	0.15%	2.96%	0.91%	2.05%	$8,032	29.26%
All Public Companies
Averages			0.55%	3.70%	0.71%	2.99%	0.15%	2.84%	0.37%	0.58%	3.05%	0.09%	0.00%	0.21%	3.99%	0.92%	3.09%	$5,619	23.53%
Medians			0.56%	3.70%	0.67%	3.05%	0.12%	2.91%	0.08%	0.45%	2.82%	0.03%	0.00%	0.25%	4.00%	0.91%	3.15%	$4,896	32.46%
State of MA
Averages			0.54%	3.74%	0.68%	3.06%	0.13%	2.93%	0.05%	0.38%	2.59%	0.12%	0.00%	0.29%	3.98%	0.89%	3.08%	$6,943	33.53%
Medians			0.54%	3.82%	0.72%	3.05%	0.11%	2.92%	0.03%	0.33%	2.62%	0.02%	0.00%	0.29%	4.07%	0.92%	3.08%	$6,532	35.48%
Comparable Group
Averages			0.53%	3.53%	0.57%	2.96%	0.10%	2.86%	0.06%	0.87%	3.03%	0.10%	0.00%	0.25%	3.77%	0.75%	3.03%	$5,636	32.99%
Medians			0.49%	3.73%	0.51%	3.04%	0.09%	3.00%	0.04%	0.44%	2.61%	0.02%	0.00%	0.26%	4.02%	0.66%	3.20%	$5,379	36.31%
Comparable Group
CBNK	Chicopee Bancorp Inc.	MA	0.44%	3.93%	0.74%	3.19%	0.07%	3.12%	0.03%	0.52%	3.09%	0.03%	0.00%	0.12%	4.24%	1.04%	3.20%	$4,556	21.20%
GTWN	Georgetown Bancorp Inc.	MA	0.32%	4.22%	0.51%	3.70%	0.31%	3.39%	0.21%	0.53%	3.63%	0.00%	0.00%	0.18%	4.40%	0.68%	3.72%	$4,615	36.36%
HBNK	Hampden Bancorp Inc.	MA	0.55%	3.68%	0.79%	2.90%	0.10%	2.79%	0.09%	0.52%	2.55%	0.02%	0.00%	0.31%	3.92%	1.09%	2.83%	$6,142	36.26%
ONFC	Oneida Financial Corp.	NY	0.86%	3.16%	0.37%	2.79%	0.07%	2.72%	0.05%	4.38%	5.92%	0.08%	0.00%	0.35%	3.66%	0.45%	3.21%	$2,099	28.73%
PEOP	Peoples Federal Bancshares Inc	MA	0.37%	3.34%	0.45%	2.89%	0.01%	2.87%	0.02%	0.29%	2.54%	0.00%	0.00%	0.27%	3.56%	0.64%	2.92%	$7,175	41.72%
THRD	TF Financial Corp.	PA	0.85%	3.78%	0.51%	3.27%	0.11%	3.16%	0.09%	0.37%	2.57%	0.60%	0.00%	0.25%	4.13%	0.59%	3.54%	$4,134	22.94%
WEBK	Wellesley Bancorp	MA	0.55%	4.14%	0.69%	3.45%	0.12%	3.32%	0.03%	0.18%	2.66%	0.03%	0.00%	0.35%	4.25%	0.89%	3.36%	$8,315	38.76%
WVFC	WVS Financial Corp.	PA	0.29%	1.98%	0.48%	1.49%	-0.04%	1.53%	0.00%	0.17%	1.25%	0.01%	0.00%	0.17%	2.01%	0.58%	1.43%	$8,050	37.94%

(1)	Net gains/losses includes gain/loss on sale of securities and nonrecurring income and expense.

Source: SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2014 by RP® Financial, LC.

Board of Directors

May 2, 2014

Financial Condition

In general, the comparative balance sheet ratios for Melrose and the Peer Group did not vary significantly from the ratios examined in the Original Appraisal analysis (see Table 2). Relative to the Peer Group, the Bank’s interest-earning asset composition continued to reflect a higher level of cash and investments (27.64% of assets for the Bank versus 16.12% for the Peer Group median) and a lower level of loans (68.24% for the Bank versus 76.74% for the Peer Group median). Overall, Melrose’s updated interest-earning assets (“IEA”), 95.88% of assets, continued to slightly exceed the Peer Group median of 92.86% of assets, respectively. The Bank’s funding composition continued to reflect a greater proportion of deposits (88.63% versus 74.17% for the Peer Group median), as the Bank did not utilize borrowings as a funding source. The Bank’s interest-bearing liabilities (“IBL”) to assets ratios continued to be slightly higher than the Peer Group median, equaling 88.63% and 84.31%, respectively. Melrose’s tangible equity-to-assets ratio equaled 10.91%, which was similar to the comparable Peer Group median ratio of 10.89%. Melrose’s interest-earning assets-to-interest-bearing liabilities (“IEA/IBL”) ratio equaled 108.18%, which remained modestly below the comparable Peer Group ratio of 110.14%, primarily because of the Bank’s slightly lower equity.

As discussed in the Original Appraisal, the additional equity realized from stock proceeds will serve to strengthen the Company’s IEA/IBL ratio relative to the Peer Group ratio, as the level of interest-bearing liabilities funding assets will decrease due to the increase in equity realized from the Offering and because the net proceeds realized from the Offering are expected to be primarily deployed into interest-earning assets.

The growth rate section of Table 2 shows annual growth rates for key balance sheet items for the twelve months ended March 31, 2014 for the Bank and the twelve months ended December 31, 2013 for the Peer Group. Melrose recorded a 1.03% decline in assets, compared to the Peer Group’s asset growth rate of 13.18% based on the median. Melrose experienced modest growth of 1.68% in loans, which was offset by a 7.59% decline in cash and investments over the twelve months ended March 31, 2014, while the Peer Group recorded growth in both loans (11.66% growth based on the median) and cash and investments (4.74% growth based on the median) over the twelve months ended December 31, 2013. The Bank’s asset shrinkage was supported by a decline in deposits of 1.73%, while the Peer Group’s asset growth was funded by borrowings growth of 45.13% and deposit growth of 8.03%. Tangible equity growth rates reflected growth of 3.94% for Melrose, while the Peer Group recorded minimal growth of 0.07% on a median basis. As noted in the Original Appraisal, Melrose’s post-Offering equity growth rate will initially be constrained by maintenance of a comparatively higher pro forma equity position in comparison to the Peer Group.

As of March 31, 2014, the Bank’s tier 1 leverage ratio was 10.33%, tier 1 risk-based capital ratio was 17.05%, and total risk-based capital ratio was 18.15%. In the Original Appraisal, the Bank’s regulatory capital position was slightly lower than the Peer Group medians, however, as of March 31, 2014, the Bank reported similar to higher regulatory capital ratios in comparison to the Peer Group medians. Both the Bank’s and the Peer Group’s regulatory capital ratios reflected capital surpluses with respect to the minimum regulatory well capitalized requirements.

Income and Expense Trends

Table 3 displays comparative operating results for Melrose based on earnings for the twelve months ended March 31, 2014 and the twelve months ended December 31, 2013 for the Peer Group. Overall, the relationships between the components of the Bank’s earnings and the Peer Group’s earnings did not change between the comparable periods. Melrose and the Peer Group reported updated net income to average assets ratios of 0.36% and 0.49% (median basis), respectively. As discussed in the Original Appraisal, as a percent of average assets, lower loan loss provision expense and significantly lower operating expenses continued to represent the earnings advantages for the Bank, which were more than offset by the Peer Group’s higher net

Board of Directors

May 2, 2014

interest income and non-interest income as a percent of average assets. The Bank and the Peer Group continued to report the same level of gains on sale of loans and while the Bank reported no non-operating items, the Peer Group reported a minimal 0.02% of average assets. Overall, Melrose reported lower net income as a percent of average assets than the Peer Group median.

The Bank continued to record a lower net interest income ratio than the Peer Group, which was reflective of the Bank’s lower yield-cost spread, which equaled 2.05% versus 3.20% for the Peer Group median. The Bank maintained a lower yield on interest-earnings assets (2.96% versus 4.02% for the Peer Group median) and a higher cost of funds (0.91% versus 0.66% for the Peer Group median). Overall, Melrose and the Peer Group reported net interest income to average assets ratios of 2.00% and 3.04%, respectively. The Bank’s lower yield on interest-earning assets continued to be a result of Melrose’s higher concentration in lower interest-earning 1-4 family residential loans versus the Peer Group’s more diversified loan portfolio. Moreover, the Bank’s higher cost of interest-bearing liabilities continued to reflect Melrose’s deposit portfolio where almost half of the Bank’s deposits consist of higher costing CDs.

Sources of non-interest operating income continued to provide a larger contribution to the Peer Group’s earnings than Melrose’s earnings (0.48% versus 0.17% of average assets), primarily driven by the Peer Group’s higher other non-interest income, as Melrose and the Peer Group reported the same gain on sale of loans as a percent of average assets. The Bank continued to report a significantly lower operating expense ratio at 1.65% of average assets versus 2.61% of average assets for the Peer Group. Melrose continued to be effective in limiting operating expenses, primarily due to the Bank’s efficiency in operating with a single banking office and focusing on a limited menu of loan products, which continues to also be reflected by the Bank’s higher assets per full time equivalent (“FTE”) employee balance of $8.0 million versus the Peer Group median of $5.4 million.

In assessing Melrose’s core earnings strength relative to the Peer Group, the Bank’s updated efficiency ratio (operating expenses as a percent of the sum of non-interest operating income and net interest income) of 76.04% is comparable to the Peer Group’s efficiency ratio of 74.15%. While the Bank has lower net interest income and non-interest income, this is more than offset by the benefit of Melrose’s lower operating expenses.

Loan loss provisions for the Bank equaled 0.01% of average assets, which remained lower than the Peer Group median of 0.09% of average assets. As stated in the Original Appraisal, the low levels of the loan provisions established by the Bank and the Peer Group were supported by their relatively favorable credit quality measures.

The Bank reported an effective tax rate of 29.26% for the twelve months ended March 31, 2014, which continued to fall below the Peer Group’s effective tax rate of 36.31%. As set forth in the prospectus, the Bank’s effective tax rate is equal to 34%.

Melrose’s updated credit quality measures, as shown in Table 4 on the following page, continued to reflect the Bank’s more favorable credit risk exposure in comparison to the Peer Group, mainly due to Melrose’s low credit risk lending and conservative underwriting strategies. Specifically based on the Bank’s lower ratios for non-performing loans (“NPLs”) as a percent of loans (0.24% versus 1.43% for the Peer Group median), and NPAs as a percent of assets (0.27% versus 1.22% for the Peer Group). Reserve coverage in relation to NPAs and NPLs continued to be more favorable for the Bank (97.34% and 159.01%) than the Peer Group (63.84% and 70.94% based on the medians), however reserve coverage as a percent of loans for Melrose at 0.39% continued to fall below the Peer Group median of 1.00%. This was consistent with Melrose’s minimal net loan charge-offs ($1,000 or 0.00% of loans).

Board of Directors

May 2, 2014

Table 4

Credit Risk Measures and Related Information

Comparable Institution Analysis

As of December 31, 2013

			REO/ Assets	NPAs & 90+Del/ Assets (1)	Adj NPAs & 90+Del/ Assets (2)	NPLs/ Loans (3)	Rsrves/ Loans HFI	Rsrves/ NPLs (3)	Rsrves/ NPAs & 90+Del (1)	Net Loan Chargeoffs (4)	NLCs/ Loans
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
Melrose Cooperative Bank
March 31, 2014			0.00%	0.27%	0.27%	0.24%	0.39%	159.01%	97.34%	$1	0.00%
All Public Companies
Averages			0.37%	2.39%	1.53%	2.93%	1.37%	72.47%	54.90%	$5,343	0.35%
Medians			0.18%	1.75%	1.17%	2.29%	1.18%	57.66%	46.52%	$983	0.17%
State of MA
Averages			0.04%	1.13%	0.66%	1.43%	0.98%	78.30%	73.50%	$1,365	0.06%
Medians			0.01%	1.23%	0.53%	1.39%	1.00%	69.31%	64.21%	$112	0.04%
Comparable Group
Averages			0.12%	0.98%	0.65%	1.30%	0.96%	94.06%	87.37%	$273	0.06%
Medians			0.00%	1.22%	0.52%	1.43%	1.00%	70.94%	63.84%	$149	0.04%
Comparable Group
CBNK	Chicopee Bancorp Inc.	MA	0.07%	1.23%	1.23%	1.39%	0.94%	67.25%	63.47%	$193	0.04%
GTWN	Georgetown Bancorp Inc.	MA	0.00%	1.20%	0.15%	1.39%	1.06%	75.92%	75.92%	$92	0.05%
HBNK	Hampden Bancorp Inc.	MA	0.18%	1.32%	0.61%	1.56%	1.09%	69.86%	60.12%	$335	0.07%
ONFC	Oneida Financial Corp.	NY	0.01%	0.20%	0.08%	0.41%	0.92%	221.19%	210.56%	$166	0.05%
PEOP	Peoples Federal Bancshares Inc	MA	0.00%	0.47%	0.42%	0.58%	0.85%	144.93%	144.93%	$68	0.01%
THRD	TF Financial Corp.	PA	0.67%	1.76%	1.67%	1.47%	1.06%	72.02%	44.64%	$1,186	0.21%
WEBK	Wellesley Bancorp	MA	0.00%	1.43%	0.86%	1.64%	1.09%	66.14%	64.21%	$131	0.04%
WVFC	WVS Financial Corp.	PA	0.00%	0.20%	0.20%	1.98%	0.69%	35.14%	35.14%	$10	0.03%

(1)	NPAs are defined as nonaccrual loans, performing TDRs, and OREO.
(2)	Adjusted NPAs are defined as nonaccrual loans and OREO (performing TDRs are excluded).
(3)	NPLs are defined as nonaccrual loans and performing TDRs.
(4)	Net loan chargeoffs are shown on a last twelve month basis.

Source:	SNL Financial, LC and RP® Financial, LC. calculations. The information provided in this table has been obrained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2014 by RP® Financial, LC.

Board of Directors

May 2, 2014

3. Stock Market Conditions

Since February 14, 2014, the date of the Original Appraisal, the broader stock market has generally been mixed. The release of minutes from the Federal Reserve’s previous meeting, which indicated that some Federal Reserve officials were considering raising interest rates sooner than expected, pressured stocks lower heading into the second half of February. Despite data showing a softening economy, stocks traded higher to close out February.

Stocks declined sharply on the first day of trading in March, as the Ukraine crisis sparked a global selloff. After initially declining at the start of March 2014, stocks rebounded to close out the first week of March as the threat of the Ukraine crisis escalating diminished and the February employment report showed better-than-expected job growth. Data showing that China’s economy weakened sharply during the first two months of 2014 and rising tensions in Ukraine contributed to stocks trading lower into mid-March. The broader stock market traded unevenly in the second half of March, as investors reacted to mixed reports on the economy and comments from the Federal Reserve Chairwoman signaling that the Federal Reserve could begin raising interest rates earlier than expected. New assurances from the Federal Reserve Chairwoman on the Federal Reserve’s plan to keep rates low until the job market’s return to normal health and remarks from China’s premier that the Chinese government was ready to take steps to support China’s economy helped to lift stocks at the close of March.

Stocks edged higher at the start of the second quarter of 2014, which was followed by a downturn as investors reacted to March employment data in which the unemployment rate was unchanged from February and job growth was slightly below expectations. Led by advances in technology shares, the broader stock market traded higher for the first time in four sessions at the start of the first quarter earnings season. Stocks retreated heading into mid-April, with once high-flying biotechnology and Internet companies leading the decline. A strong retail sales report for March helped stocks to rebound in mid-April, with technology stocks leading the market higher. Investor confidence was also bolstered by reassurances from the Federal Reserve Chairwoman on maintaining her stance for keeping interest rates low. A rebound in technology stocks and a series of deals in the healthcare sector helped to extend gains in the broader stock market heading into late-April. The Dow Jones Industrial Average (“DJIA”) closed at a record high at the end of April, as a number of positive first quarter earnings reports helped to offset investors’ worries about tensions in Ukraine and slowing growth in China. On May 2, 2014, the DJIA closed at 16,512.89 or 2.22% higher since the date of the Original Appraisal and the NASDAQ closed at 4,123.90 or 2.83% lower since the date of the Original Appraisal.

The market for thrift stocks generally paralleled trends in the broader stock market since the date of the Original Appraisal. Thrift shares faltered on the news that the Federal Reserve was considering raising interest rates sooner than expected. Thrift issues generally followed trends in the broader stock market in late-February and at the start of March, rallying at the end of February and then selling off at the start of March. Lessening concerns about Ukraine, financial sector merger activity and rising home prices boosted thrift shares in early-March 2014. The mid-March global sell-off sparked by news of a slowdown in China’s economy impacted thrift shares as well, which was followed by a rebound supported by some favorable economic data including a pick-up in industrial production. Mixed signals from the Federal Reserve regarding the end of its quantitative easing program and a decline in February pending home sales were factors that pressured thrift stocks lower in late-March. Thrift stocks traded up at the end of the first quarter, as comments by the Federal Reserve Chairwoman that the Federal Reserve would continue to support the economic recovery were well received in the broader market.

Board of Directors

May 2, 2014

Consistent with the broader stock market, thrift stocks traded lower in early-April 2014 with the release of the employment report for March. A disappointing first quarter earnings report posted by J.P. Morgan, along with a sell-off in the broader stock market, pressured financial shares lower heading into mid-April. Led by Citigroup’s better-than-expected first quarter earnings report, financial shares participated in the broader stock market rally going into the second half of April. News that Bank of America would suspend its stock buyback program and a planned increase in its quarterly dividend pressured financial shares lower in late-April. On May 2, 2014, the SNL Index for all publicly-traded thrifts closed at 701.66, an increase of 2.41% since February 14, 2014, the date of the Original Appraisal.

A comparative pricing analysis of the Peer Group, all publicly-traded thrifts, and the SNL Thrift Index is shown in Table 5 below, based on closing stock market prices as of February 14, 2014 and May 2, 2014.

Table 5

Melrose Peer Group and All Publicly-Traded Thrifts

Median Pricing Characteristics

	At Feb. 14, 2014	At May 2, 2014	% Change
Peer Group (1)
Price/Earnings (x)	21.45x	22.58x	5.27%
Price/Core Earnings (x)	21.59	23.24	7.64
Price/Book (%)	99.00%	99.92%	0.93
Price/Tangible Book (%)	104.40	105.59	1.14
Price/Assets (%)	11.50	11.46	(0.35)
Mkt. Capitalization ($Mil)	$88.44	$89.36	1.04
All Publicly-Traded Thrifts
Price/Earnings (x)	16.28x	17.81x	9.40%
Price/Core Earnings (x)	17.20	17.31	0.64
Price/Book (%)	96.11%	95.35%	(0.79)
Price/Tangible Book (%)	102.39	99.27	(3.05)
Price/Assets (%)	12.34	12.24	(0.81)
Avg. Mkt. Capitalization ($Mil)	$94.66	$100.55	6.22
SNL Thrift Index	685.12	701.66	2.41

(1)	Excludes FFCO and OBAF which were included in the Peer Group in the Original Appraisal as both companies have become targets of recently announced acquisitions.

Consistent with the changes in the SNL Index for all publicly-traded thrifts, the updated pricing measures for the Peer Group were generally slightly higher compared to the Original Appraisal, while all publicly traded thrifts were mixed. The book value based pricing measures for the Peer Group increased approximately 1% since the date of the Original Appraisal, while the earnings based pricing measures increased in a range of 5% to 8%. Since the date of the Original Appraisal, the stock prices of six out of the eight Peer Group companies were higher as of May 2, 2014. Exhibit 1 provides pricing and financial data on all publicly-traded thrifts as of May 2, 2014.

Board of Directors

May 2, 2014

As set forth in the Original Appraisal, the “new issue” market is separate and distinct from the market for seasoned issues like the Peer Group companies in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value, whereas in the current market for existing thrifts the P/B ratio may reflect a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

For purposes of comparable data in connection with the valuation of the Company, standard conversion offerings are viewed to be the most relevant. As shown in Table 6, one standard conversion has been completed during the past three months. The Home Bancorp Wisconsin, Inc. (“Home Bancorp”) offering was closed just above the midpoint of its offering range on April 24, 2014, at a P/TB ratio of 65.8%. This standard conversion offering had a price reduction of 3.9% after the first day of trading and as of May 2, 2014, showed a price decline of 7.4% from the respective IPO price.

Importantly, there are some key differences between the Bank and Home Bancorp. Home Bancorp had a higher level of NPAs on a pre-conversion basis (1.53% NPAs to assets versus 0.27% for the Bank) and was reporting losses on a trailing twelve month basis (pro forma core ROA equal to -2.3%). Gross proceeds of Home Bancorp’s offering equaled only $9.0 million and thus, the Company’s post-conversion market capitalization and expected liquidity of the newly-issued shares of Melrose Bancorp will be well in excess of Home Bancorp’s issued shares. Home Bancorp is not listed on NASDAQ and is slightly smaller in asset size ($115 million). Over the last three months, two second step conversions have been completed and have begun trading, however comparisons to Melrose’s standard conversion offering are less relevant.

Shown in Table 7 are the current pricing ratios for the companies that completed fully-converted offerings during the past three months and that trade on NASDAQ or an Exchange. Clifton Bancorp, Inc. of New Jersey recently completed a second step conversion offering. The current P/TB ratio for the recent fully-converted offering equaled 88.17%, based on closing stock prices as of May 2, 2014.

Board of Directors

May 2, 2014

Board of Directors

May 2, 2014

Table 7

Market Pricing Comparatives

Prices As of May 2, 2014

	Market		Per Share Data
	Capitalization		Core	Book						Dividends(3)			Financial Characteristics(5)
	Price/	Market	12 Month	Value/	Pricing Ratios(2)					Amount/		Payout	Total	Equity/	Tang Eq/	NPAs/	Reported		Core
Financial Institution	Share	Value	EPS(1)	Share	P/E	P/B	P/A	P/TB	P/Core	Share	Yield	Ratio(4)	Assets	Assets	Assets	Assets	ROA	ROE	ROA	ROE
	($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
All Non-MHC Public Companies	$16.21	$351.08	$0.80	$15.57	18.01x	111.48%	13.31%	120.19%	18.88x	$0.29	1.79%	53.11%	$2,546	13.06%	12.41%	2.84%	0.56%	4.33%	0.47%	3.75%
Converted Last 3 Months (no MHC)	$11.55	$307.15	$0.21	$13.10	NM	88.17%	24.45%	88.17%	NM	$0.25	2.16%	NM	$1,256	27.73%	27.73%	0.41%	0.48%	1.72%	0.45%	1.62%
Converted Last 3 Months (no MHC)
CSBK Clifton Bancorp, Inc. of NJ	$11.55	$307.15	$0.21	$13.10	NM	88.17%	24.45%	88.17%	NM	$0.25	2.16%	NM	$1,256	27.73%	27.73%	0.41%	0.48%	1.72%	0.45%	1.62%

(1)	Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items. Assumed tax rate is 35%.
(2)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.
(3)	Indicated 12 month dividend, based on last quarterly dividend declared.
(4)	Indicated 12 month dividend as a percent of trailing 12 month earnings.
(5)	ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.
(6)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2014 by RP® Financial, LC.

Board of Directors

May 2, 2014

Summary of Adjustments

In the Original Appraisal, we made the following adjustments to the Company’s pro forma value based upon our comparative analysis to the Peer Group:

Key Valuation Parameters:	Previous Valuation Adjustment
Financial Condition	Slight Upward
Profitability, Growth and Viability of Earnings	Moderate Downward
Asset Growth	Slight Upward
Primary Market Area	Slight Upward
Dividends	No Adjustment
Liquidity of the Shares	Slight Downward
Marketing of the Issue	No Adjustment
Management	No Adjustment
Effect of Govt. Regulations and Regulatory Reform	No Adjustment

The factors concerning the valuation parameters of primary market area, dividends, liquidity of the shares, management, and effect of government regulations and regulatory reform did not change since the Original Appraisal. Accordingly, those parameters are not discussed further in this update.

In examining the valuation adjustments made relative to the Peer Group in the Original Appraisal, the Company’s financial condition, earnings levels and asset size remained relatively consistent with the information contained in the Original Appraisal, as we concluded that no adjustment to the valuation parameters for financial condition or earnings prospects relative to the adjustments made in the Original Appraisal were necessary, as the relationship of these parameters relative to the Peer Group remain relatively unchanged based on updated financial data for both. Thus, we determined that a slight upward adjustment remained appropriate for financial condition and a moderate downward adjustment was appropriate for profitability, growth and viability of earnings.

In the Original Appraisal, we applied a slight upward adjustment for asset growth as, among other factors, Melrose had recorded stronger asset growth than the Peer Group median. However, based on the March 31, 2014 financial data, over the most recent twelve month period shown in Table 2, the Bank’s assets have declined modestly as cash and investments declined and loans grew only modestly, while the Peer Group recorded strong asset growth, driven primarily by loan growth. While the Company’s pro forma capital position relative to the Peer Group, coupled with initiatives to expand the loan portfolio via increased loan portfolio diversification and branch network expansion are reflective of a business plan oriented toward growth, on balance we concluded that the asset growth valuation factor warrants no adjustment based on the most recent twelve month period.

The general market for thrift stocks has improved since the date of the Original Appraisal, as indicated in Table 5, by the increases exhibited in the SNL Index for all publicly-traded thrifts, while the updated pricing measures for the Peer Group were generally higher and all publicly-traded thrifts were mixed. As discussed previously, one standard conversion offering was completed over the last three months, which was a smaller offering compared to Melrose’s Offering. Taking into account these items, we determined that the valuation adjustment for marketing of the issue of no adjustment remained appropriate.

Board of Directors

May 2, 2014

Overall, taking into account the foregoing factors, RP Financial concluded that as of May 2, 2014, the pro forma market value of Melrose Bancorp remained unchanged from the Original Appraisal.

Valuation Approaches

In applying the accepted valuation methodology originally promulgated by the OTS and accepted by the OCC, FRB and the Commissioner, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing the Company’s to-be-issued stock — price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches — all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the Conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in Melrose Bancorp’s prospectus for reinvestment rate, effective tax rate, stock benefit plan assumptions, insider purchases, and Offering expenses (summarized in Exhibits 2 and 3). In our estimate of value herein, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group, taking into account the valuation adjustments noted on the previous page.

Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed on the previous page, and the dilutive impact of the cash and stock contribution to the Foundation, RP Financial concluded that as of May 2, 2014, the pro forma market value of Melrose Bancorp’s conversion stock, including the shares sold in the Offering and issued to the Foundation, was $27,000,000 at the midpoint, equal to 2,700,000 shares at $10.00 per share.

In arriving at this valuation conclusion, we have continued to evaluate each of the three pricing ratios and give similar weight to each approach as in our Original Appraisal. These considerations are discussed more fully below. Importantly, the Original Appraisal premiums and discounts referred to in the following pages reflect the average and median pricing ratios of the Peer Group, as adjusted, to exclude the two companies (OBAF and FFCO) which have become targets of recently announced acquisitions since the date of the Original Appraisal, thereby making an “apples to apples” comparison.

1. P/E Approach. The application of the P/E valuation method requires calculating the Company’s pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In applying this technique, we considered both reported earnings on a trailing twelve month basis through March 31, 2014, as well as a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items. In deriving core earnings over the most recent twelve month period, adjustments made to reported earnings are to eliminate non-operating items, such as gains on the sale of securities. However, Melrose did not report any non-operating items over the most recent twelve month period and, therefore, the Bank’s reported earnings and core earnings are the same at $716,000.

Based on Melrose’s reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Company’s pro forma reported and core P/E multiples at the $27.0 million midpoint value both equaled 45.03 times, respectively, indicating premiums of 99.5% and 97.3% (versus premiums of 91.9% and 104.2% from the Peer Group’s average reported and core P/E multiples as indicated in the Original Appraisal, as

Board of Directors

May 2, 2014

adjusted) relative to the Peer Group’s average reported and core P/E multiples of 22.57 times and 22.82 times, respectively. In comparison to the Peer Group’s median reported and core earnings multiples which equaled 22.58 times and 23.24 times, the Company’s pro forma reported and core P/E multiples at the midpoint value indicated premiums of 99.4% and 93.8% (versus premiums of 103.7% and 102.4% from the Peer Group’s median reported and core P/E multiples as indicated in the Original Appraisal, as adjusted). At the supermaximum value, the Company’s reported and core P/E multiples both equaled 63.22 times, respectively. In comparison to the Peer Group’s median reported and core P/E multiples, the Company’s P/E multiples at the supermaximum value reflected premiums of 180.0% and 172.0% (versus premiums of 184.8% and 182.9% from the Peer Group’s median reported and core P/E multiples as indicated in the Original Appraisal, as adjusted). The Company’s implied conversion pricing ratios relative to the Peer Group’s pricing ratios are indicated in Table 8, and the pro forma calculations are detailed in Exhibits 2 and 3.

2. P/B Approach. The application of the P/B valuation method requires calculating the Company’s pro forma market value by applying a valuation P/B ratio, derived from the Peer Group’s P/B ratio, to Melrose Bancorp’s pro forma book value. In applying the P/B approach, we considered both reported book value and tangible book value. Based on the $27.0 million midpoint valuation, the Company’s pro forma P/B and P/TB ratios both equaled 63.57%. In comparison to the average P/B and P/TB ratios indicated for the Peer Group of 98.15% and 103.53%, the Bank’s updated ratios reflected discounts of 35.2% and 38.6% (versus discounts of 34.5% and 38.0% from the Peer Group’s average P/B and P/TB ratios as indicated in the Original Appraisal, as adjusted). In comparison to the median P/B and P/TB ratios indicated for the Peer Group of 99.92% and 105.59%, the Company’s updated ratios reflected discounts of 36.4% and 39.8% (versus discounts of 35.2% and 38.6% from the Peer Group’s median P/B and P/TB ratios as indicated in the Original Appraisal, as adjusted). At the supermaximum value, Melrose Bancorp’s P/B and P/TB ratios both equaled 71.84% and reflected discounts of 30.6% relative to the Peer Group P/TB average and 32.0% relative to the Peer Group P/TB median (versus discounts of 30.2% and 30.7% as indicated in the Original Appraisal, as adjusted).

In addition to the fundamental analysis applied to the Peer Group, RP Financial utilized a technical analysis of recent conversion offerings. As indicated in the Original Appraisal, the pricing characteristics of recent conversion offerings are not the primary determinate of value. Consistent with the Original Appraisal, particular focus was placed on the P/TB approach in this analysis since the P/E multiples do not reflect the actual impact of reinvestment and the source of the conversion funds (i.e., external funds versus deposit withdrawals). As discussed previously, one standard conversion has been completed over the last three months. This standard conversion closed at a pro forma price/tangible book ratio of 65.8% (see Table 6). In comparison, the Company’s pro forma price/tangible book ratio at the appraised midpoint value reflects a discount of 3.4% and at the supermaximum of the range reflects an implied premium of 9.2%, respectively.

3. P/A Approach. The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Company’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio that is computed herein. At the $27.0 million midpoint of the valuation range, the Company’s value equaled 12.61% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 12.31%,

Board of Directors

May 2, 2014

Table 8

Public Market Pricing Versus Peer Group

Melrose Bancorp, Inc.

As of May 2, 2014

			Market		Per Share Data
			Capitalization		Core	Book						Dividends(3)			Financial Characteristics(5)
			Price/	Market	12 Month	Value/	Pricing Ratios(2)					Amount/		Payout	Total	Equity/	Tang. Eq./	NPAs/	Reported		Core
			Share	Value	EPS(1)	Share	P/E	P/B	P/A	P/TB	P/Core	Share	Yield	Ratio(4)	Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE
			($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
Melrose Bancorp, Inc.
Supermaximum			$10.00	$35.80	$0.16	$13.92	63.22x	71.84%	16.16%	71.84%	63.22x	$0.00	0.00%	0.00%	$222	22.50%	22.50%	0.15%	0.26%	1.14%	0.26%	1.14%
Maximum			$10.00	$31.10	$0.19	$14.75	53.23x	67.80%	14.29%	67.80%	53.23x	$0.00	0.00%	0.00%	$218	21.09%	21.09%	0.15%	0.27%	1.27%	0.27%	1.27%
Midpoint			$10.00	$27.00	$0.22	$15.73	45.03x	63.57%	12.61%	63.57%	45.03x	$0.00	0.00%	0.00%	$214	19.83%	19.83%	0.15%	0.28%	1.41%	0.28%	1.41%
Minimum			$10.00	$22.91	$0.27	$17.04	37.24x	58.69%	10.87%	58.69%	37.24x	$0.00	0.00%	0.00%	$211	18.52%	18.52%	0.15%	0.29%	1.58%	0.29%	1.58%
All Non-MHC Public Companies(6)
Averages			$16.21	$351.08	$0.80	$15.57	18.01x	111.48%	13.31%	120.19%	18.88x	$0.29	1.79%	53.11%	$2,546	13.06%	12.41%	2.84%	0.56%	4.33%	0.47%	3.75%
Median			$14.38	$100.55	$0.64	$14.67	17.81x	95.35%	12.24%	99.27%	17.31x	$0.24	1.52%	42.86%	$825	12.13%	11.27%	2.19%	0.56%	4.40%	0.58%	4.32%
All Non-MHC State of MA(6)
Averages			$22.74	$155.68	$1.31	$20.58	21.11x	105.30%	12.52%	111.94%	21.87x	$0.33	1.48%	90.89%	$1,393	11.96%	11.48%	0.98%	0.51%	4.83%	0.48%	4.41%
Medians			$17.40	$115.00	$0.45	$16.49	21.16x	104.37%	11.11%	106.82%	23.24x	$0.24	1.50%	60.50%	$694	11.27%	11.27%	0.81%	0.48%	4.14%	0.40%	3.21%
Comparable Group
Averages			$17.65	$73.16	$0.74	$17.90	22.57x	98.15%	12.31%	103.53%	22.82x	$0.25	1.51%	86.29%	$574	12.37%	11.93%	0.85%	0.47%	3.85%	0.46%	3.80%
Medians			$16.70	$89.36	$0.55	$16.18	22.58x	99.92%	11.46%	105.59%	23.24x	$0.22	1.43%	39.02%	$601	11.66%	10.90%	0.86%	0.42%	3.52%	0.41%	3.47%
State of MA(6)
BHLB	Berkshire Hills Bancorp Inc.	MA	$22.94	$575.91	$1.58	$26.99	19.28x	84.99%	9.58%	144.78%	14.50x	$0.72	3.14%	60.50%	$6,010	11.27%	6.94%	0.59%	0.54%	4.34%	0.73%	5.84%
BLMT	BSB Bancorp Inc.	MA	$17.31	$156.79	$0.25	$14.55	NM	118.97%	13.41%	118.97%	NM	$0.00	0.00%	NM	$1,169	11.27%	11.27%	0.81%	0.22%	1.72%	0.22%	1.71%
CBNK	Chicopee Bancorp Inc.	MA	$17.40	$94.62	$0.08	$16.67	NM	104.37%	15.77%	104.37%	NM	$0.28	1.61%	300.00%	$600	15.11%	15.11%	1.78%	0.07%	0.43%	0.07%	0.44%
GTWN	Georgetown Bancorp Inc.	MA	$15.00	$27.51	$0.45	$15.87	33.33x	94.53%	10.25%	94.53%	33.33x	$0.17	1.13%	36.11%	$268	10.85%	10.85%	0.52%	0.33%	2.71%	0.33%	2.71%
HBNK	Hampden Bancorp Inc.	MA	$16.00	$90.40	$0.66	$14.98	23.88x	106.82%	13.02%	106.82%	24.37x	$0.24	1.50%	34.33%	$694	12.19%	12.19%	1.32%	0.55%	4.31%	0.54%	4.23%
HIFS	Hingham Instit. for Savings	MA	$71.75	$152.74	$7.26	$52.70	7.82x	136.15%	10.61%	136.15%	9.89x	$1.08	1.51%	14.71%	$1,440	7.79%	7.79%	0.74%	1.51%	19.18%	1.19%	15.16%
PEOP	Peoples Federal Bancshares Inc.	MA	$18.20	$115.00	$0.35	$16.49	NM	110.40%	19.13%	110.40%	NM	$0.20	1.10%	120.00%	$601	17.33%	17.33%	0.34%	0.37%	2.00%	0.37%	2.00%
WEBK	Wellesley Bancorp	MA	$18.93	$46.47	$0.86	$19.32	21.27x	97.98%	9.76%	97.98%	22.11x	$0.00	0.00%	NM	$476	9.96%	9.96%	1.33%	0.48%	4.60%	0.46%	4.43%
WFD	Westfield Financial Inc.	MA	$7.16	$141.69	$0.26	$7.66	21.06x	93.47%	11.11%	93.47%	27.03x	$0.24	3.35%	70.59%	$1,275	11.89%	11.89%	1.37%	0.52%	4.14%	0.40%	3.21%
Comparable Group
CBNK	Chicopee Bancorp Inc.	MA	$17.40	$94.62	$0.08	$16.67	NM	104.37%	15.77%	104.37%	NM	$0.28	1.61%	300.00%	$600	15.11%	15.11%	1.78%	0.07%	0.43%	0.07%	0.44%
GTWN	Georgetown Bancorp Inc.	MA	$15.00	$27.51	$0.45	$15.87	33.33x	94.53%	10.25%	94.53%	33.33x	$0.17	1.13%	36.11%	$268	10.85%	10.85%	0.52%	0.33%	2.71%	0.33%	2.71%
HBNK	Hampden Bancorp Inc.	MA	$16.00	$90.40	$0.66	$14.98	23.88x	106.82%	13.02%	106.82%	24.37x	$0.24	1.50%	34.33%	$694	12.19%	12.19%	1.32%	0.55%	4.31%	0.54%	4.23%
ONFC	Oneida Financial Corp.	NY	$12.60	$88.32	$0.88	$13.28	14.48x	94.88%	11.25%	132.63%	14.31x	$0.48	3.81%	55.17%	$785	11.86%	8.78%	0.17%	0.83%	6.61%	0.84%	6.76%
PEOP	Peoples Federal Bancshares Inc.	MA	$18.20	$115.00	$0.35	$16.49	NM	110.40%	19.13%	110.40%	NM	$0.20	1.10%	120.00%	$601	17.33%	17.33%	0.34%	0.37%	2.00%	0.37%	2.00%
THRD	TF Financial Corp.	PA	$31.35	$98.75	$2.22	$30.78	13.81x	101.85%	11.67%	107.14%	14.14x	$0.48	1.53%	19.38%	$846	11.46%	10.96%	1.20%	0.83%	7.37%	0.82%	7.21%
WEBK	Wellesley Bancorp	MA	$18.93	$46.47	$0.86	$19.32	21.27x	97.98%	9.76%	97.98%	22.11x	$0.00	0.00%	NM	$476	9.96%	9.96%	1.33%	0.48%	4.60%	0.46%	4.43%
WVFC	WVS Financial Corp.	PA	$11.75	$24.18	$0.41	$15.79	28.66x	74.41%	7.62%	74.41%	28.66x	$0.16	1.36%	39.02%	$317	10.25%	10.25%	0.18%	0.29%	2.72%	0.28%	2.64%

(1)	Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items. Assumed tax rate is 35%.
(2)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core = NM if the ratio is negative or above 35x.
(3)	Indicated 12 month dividend, based on last quarterly dividend declared.
(4)	Indicated 12 month dividend as a percent of trailing 12 month earnings.
(5)	ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.
(6)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.
(7)	Financial information is as of or for the twelve months ended September 30, 2013.

Source: SNL Financial, LC. and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2014 by RP® Financial, LC.

Board of Directors

May 2, 2014

which implies a premium of 2.4% has been applied to the Bank’s pro forma P/A ratio (versus a discount of 0.9% at the midpoint valuation in the Original Appraisal, as adjusted). In comparison to the Peer Group’s median P/A ratio of 11.46%, the Company’s pro forma P/A ratio at the midpoint value reflects a premium of 10.0% (versus a premium of 7.6% at the midpoint value in the Original Appraisal, as adjusted).

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of May 2, 2014, the estimated aggregate pro forma market value of the shares to be issued immediately following the Conversion, including shares to be issued to the Foundation, equaled $27,000,000 at the midpoint, equal to 2,700,000 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% offering range indicates a minimum value of $22,905,000 and a maximum value of $31,095,000. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 2,290,500 at the minimum and 3,109,500 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a supermaximum value of $35,804,250 without a resolicitation. Based on the $10.00 per share offering price, the supermaximum value would result in total shares outstanding of 3,580,425.

Based on this valuation range, the conversion stock offering (excluding the shares issued to the Foundation) will be as follows: 2,210,000 shares at the minimum, 2,600,000 shares at the midpoint, 2,990,000 shares at the maximum, and 3,438,500 shares at the supermaximum of the offering range. These figures translate to offering values as follows: $22,100,000 at the minimum, $26,000,000 at the midpoint, $29,900,000 at the maximum, and $34,385,000 at the supermaximum of the offering range. The pro forma valuation calculations relative to the Peer Group are shown in Table 8 and are detailed in Exhibit 2 and Exhibit 3.

Respectfully submitted,

RP® FINANCIAL, LC.

William E. Pommerening

Managing Director

Marcus Faust

Managing Director

EXHIBITS

LIST OF EXHIBITS

Exhibit Number	Description

1	Stock Prices: As of May 2, 2014

2	Pro Forma Analysis Sheet

3	Pro Forma Effect of Conversion Proceeds

4	RP Financial Firm Qualifications Statement

EXHIBIT 1

Stock Prices: As of May 2, 2014

RP ® Financial, LC.

Exhibit 1-A

Weekly Thrift Market Line—Part One

Prices As of May 2, 2014

		Market Capitalization			Price Change Data						Current Per Share Financials
		Price/	Shares	Market	52 Week (1)			% Change From			LTM	LTM Core	BV/	TBV/	Assets/
		Share(1)	Outstanding	Capitalization	High	Low	Last Wk	Last Wk	52 Wks (2)	MRY (2)	EPS (3)	EPS (3)	Share	Share (4)	Share
		($)	(000)	($Mil)	($)	($)	($)	(%)	(%)	(%)	($)	($)	($)	($)	($)
Financial Institution
ALLB	Alliance Bancorp of Penn	15.51	4,341	67.3	15.96	13.35	15.26	1.64	14.04	0.71	0.29	0.29	15.71	15.71	98.01
ANCB	Anchor Bancorp	19.07	2,550	48.6	19.84	14.95	19.00	0.37	29.29	4.26	-0.27	NA	20.72	20.72	154.19
ASBB	ASB Bncp Inc	17.80	4,965	88.4	18.97	16.00	17.80	0.00	9.27	3.18	0.25	0.12	20.53	20.53	150.68
AF	Astoria Financial Corp.	13.27	99,409	1,319.2	14.67	9.48	13.62	-2.57	41.02	-4.05	0.76	NA	14.31	12.44	157.93
AFCB	Athens Bancshares Corporation	20.50	1,819	37.3	25.92	16.50	21.00	-2.38	12.76	3.43	1.24	NA	22.12	22.03	167.11
ACFC	Atlantic Coast Financial Corp.	4.01	15,509	62.2	6.88	3.00	4.25	-5.65	-19.48	-7.39	-2.04	-1.58	NA	NA	45.70
BKMU	Bank Mutual Corp.	6.01	46,551	279.8	7.35	5.11	6.06	-0.83	15.36	-14.27	0.24	0.24	6.09	6.08	49.82
BFIN	BankFinancial Corp	9.70	21,102	204.7	10.33	7.60	9.81	-1.12	25.65	5.90	0.18	0.20	8.38	8.27	68.64
BHLB	Berkshire Hills Bancorp Inc.	22.94	25,105	575.9	29.38	22.74	24.20	-5.21	-10.36	-15.88	1.19	1.58	26.99	15.84	239.41
BOFI	BofI Holding Inc.	82.25	14,116	1,161.1	106.55	39.00	80.34	2.38	108.44	4.87	3.28	3.41	21.82	21.82	252.78
BYFC	Broadway Financial Corp.	1.23	20,247	24.9	1.50	0.52	1.26	-2.41	53.75	32.34	-0.13	-0.22	1.27	1.27	16.42
BLMT	BSB Bancorp Inc.	17.31	9,057	156.8	18.65	12.60	17.11	1.17	27.28	14.71	0.25	0.25	NA	NA	129.06
CBNJ	Cape Bancorp Inc.	10.55	11,882	125.4	11.26	8.77	10.69	-1.31	16.83	3.84	0.52	0.48	11.87	NA	91.82
CFFN	Capitol Federal Financial Inc	12.07	143,121	1,727.5	13.21	11.69	12.15	-0.66	2.29	-0.33	0.50	0.50	10.69	10.69	63.69
CARV	Carver Bancorp Inc.	10.98	3,696	40.6	17.87	4.60	11.01	-0.27	108.75	57.08	0.36	0.19	1.50	1.50	172.80
CFBK	Central Federal Corp.	1.47	15,824	23.3	1.78	1.29	1.55	-5.16	5.00	10.53	-0.06	-0.11	1.44	1.44	16.16
CHFN	Charter Financial Corp.	10.78	22,541	243.0	11.10	9.80	10.99	-1.91	6.94	0.09	0.25	NA	11.96	NA	47.82
CHEV	Cheviot Financial	11.05	6,794	75.1	11.94	9.76	10.59	4.34	-3.07	7.28	0.22	0.21	13.64	12.05	86.00
CBNK	Chicopee Bancorp Inc.	17.40	5,438	94.6	19.72	16.65	17.49	-0.52	1.75	-0.06	0.08	0.08	16.67	16.67	110.31
CZWI	Citizens Community Bncp	7.96	5,168	41.1	8.56	6.91	7.98	-0.31	13.48	7.35	0.21	0.32	10.71	10.67	106.55
CSBK	Clifton Bancorp Inc	11.55	26,593	307.2	13.62	11.29	11.55	0.00	-5.13	-11.65	0.26	0.24	7.39	7.39	41.33
CMSB	CMS Bancorp Inc.	9.71	1,863	18.1	9.99	7.68	9.27	4.75	17.27	4.52	0.52	0.41	11.42	11.42	141.03
CWAY	Coastway Bncp, Inc.	10.21	4,949	50.5	11.05	10.04	10.25	-0.39	NA	NA	NA	NA	NA	NA	87.42
COBK	Colonial Financial Services	11.35	3,860	43.8	17.00	10.11	11.58	-1.99	-15.17	-14.66	-0.49	-0.68	15.35	15.35	151.07
DCOM	Dime Community Bancshares Inc.	15.91	36,720	584.2	18.23	14.05	16.28	-2.27	14.30	-5.97	1.21	1.20	12.03	10.51	116.57
EBMT	Eagle Bancorp Montana, Inc.	10.90	3,918	42.7	12.03	10.50	10.95	-0.46	1.96	-0.44	0.49	0.32	12.63	10.64	132.66
ESBF	ESB Financial Corp.	12.34	17,738	218.9	15.00	11.54	12.71	-2.91	5.83	-13.10	0.90	NA	NA	NA	109.33
ESSA	ESSA Bancorp Inc.	10.38	11,886	123.4	11.89	10.20	10.34	0.39	-1.05	-10.21	0.67	0.73	14.11	13.08	114.88
EVER	EverBank Financial	18.97	122,742	2,328.4	20.00	13.95	19.25	-1.45	19.61	3.44	0.96	1.12	12.21	11.78	143.64
FCAP	First Capital Inc.	20.75	2,784	57.8	21.97	19.40	20.76	-0.04	6.95	-2.40	1.86	NA	NA	NA	161.23
FCLF	First Clover Leaf Fin Corp.	9.59	7,007	67.2	10.00	7.78	9.49	1.05	17.53	-2.14	0.46	0.45	10.43	8.77	88.77
FBNK	First Connecticut Bancorp, Inc	15.32	16,204	248.2	17.00	13.14	15.52	-1.29	5.44	-4.96	0.28	0.27	14.22	14.22	134.64
FDEF	First Defiance Financial	27.00	9,665	260.9	28.46	21.42	26.85	0.56	26.52	3.97	2.15	2.30	28.48	21.77	223.87
FFBH	First Federal Bancshares of AR	8.69	20,046	174.2	10.00	7.55	8.78	-1.03	-10.41	-0.11	0.01	NA	3.57	3.57	28.40
FFNM	First Fed of Northern MI Bncp	5.03	2,884	14.5	5.72	3.40	4.85	3.71	14.32	-6.85	0.07	0.10	8.31	8.30	74.64
FFNW	First Financial Northwest Inc	10.33	16,454	170.0	11.25	7.98	10.40	-0.67	30.76	-0.39	1.53	NA	11.42	11.42	54.79
FSFG	First Savings Financial Group	24.00	2,193	52.6	28.20	20.88	23.55	1.91	10.30	5.03	2.16	NA	30.18	25.70	321.03
FBC	Flagstar Bancorp Inc.	17.71	56,221	995.7	22.88	12.70	18.31	-3.28	40.11	-9.73	2.52	NA	19.29	19.29	170.96
FXCB	Fox Chase Bancorp Inc.	16.65	12,148	202.3	18.24	16.07	16.59	0.36	-0.72	-3.60	0.49	0.48	14.38	14.38	89.16
FRNK	Franklin Financial Corp.	19.96	12,075	241.0	20.50	17.68	19.93	0.15	11.95	0.91	0.83	0.69	19.97	19.97	89.06
FSBW	FS Bancorp Inc.	16.55	3,240	53.6	18.75	15.50	16.40	0.91	0.36	-3.50	1.18	1.12	19.59	19.59	133.70
GTWN	Georgetown Bancorp Inc.	15.00	1,834	27.5	16.50	13.50	15.00	0.00	9.09	-5.66	0.45	0.45	15.87	15.87	146.30
HBK	Hamilton Bancorp Inc	14.14	3,518	49.7	15.45	12.55	14.21	-0.49	9.19	-0.35	-0.36	-0.43	17.47	16.67	85.41
HBNK	Hampden Bancorp Inc.	16.00	5,650	90.4	18.42	14.78	15.91	0.57	6.95	-2.50	0.67	0.66	14.98	14.98	122.88
HBOS	Heritage Financial Group Inc.	19.25	7,849	151.1	20.91	13.75	19.30	-0.23	32.85	0.00	1.17	1.31	16.34	15.84	180.10
HFFC	HF Financial Corp.	13.75	7,055	97.0	14.25	12.13	13.55	1.48	1.85	6.18	0.92	0.86	14.10	13.41	178.34
HIFS	Hingham Instit. for Savings	71.75	2,129	152.7	81.00	57.69	68.80	4.29	7.78	-8.59	9.18	7.26	52.70	52.70	676.25
HMNF	HMN Financial Inc.	11.20	4,448	49.8	13.44	6.39	11.07	1.17	49.73	5.96	5.74	NA	13.76	13.76	139.56
HBCP	Home Bancorp Inc.	20.45	7,099	145.2	23.50	16.86	19.81	3.23	13.42	8.49	1.01	1.21	20.34	NA	174.55
HFBL	Home Fedl Bncp Inc. LA	18.50	2,243	41.5	19.00	15.34	18.35	0.82	3.57	3.93	1.23	1.18	18.72	18.72	129.08
HMST	HomeStreet Inc.	18.17	14,847	269.8	24.69	17.02	18.35	-0.98	-15.09	-9.15	1.02	1.17	18.42	NA	210.47
HTBI	HomeTrust Bancshares Inc.	15.26	19,560	298.5	17.00	15.08	15.32	-0.39	-4.15	-4.57	0.61	NA	18.32	NA	83.45
IROQ	IF Bancorp Inc.	16.00	4,428	70.8	17.04	15.00	16.00	0.00	4.71	-4.19	0.84	0.83	17.71	17.71	128.34
JXSB	Jacksonville Bancorp	21.16	1,818	38.5	24.00	18.75	22.95	-7.80	11.08	8.24	1.66	1.54	23.32	21.82	173.30
LPSB	LaPorte Bancorp Inc	11.00	5,827	64.1	11.86	9.31	10.85	1.38	12.24	-1.08	0.66	0.62	13.90	12.41	90.20
LABC	Louisiana Bancorp Inc.	20.00	2,864	57.3	20.00	16.35	19.75	1.27	22.70	9.77	1.07	1.01	20.25	20.25	110.37
LSBI	LSB Financial Corp.	29.48	1,556	45.9	30.71	20.05	29.59	-0.37	43.80	3.47	1.62	1.62	26.03	26.03	236.22
MCBK	Madison County Financial Inc.	18.35	3,067	56.3	19.19	16.34	18.22	0.70	12.37	1.94	1.03	1.06	20.22	19.85	94.57
MLVF	Malvern Bancorp Inc	10.21	6,558	67.0	13.20	10.20	10.35	-1.35	-12.21	-7.18	-3.05	-2.94	11.38	11.38	90.58
CASH	Meta Financial Group Inc.	39.89	6,108	243.6	46.38	25.54	42.01	-5.05	49.12	-1.09	2.46	2.43	23.42	23.02	295.84
NASB	NASB Financial Inc.	23.94	7,868	188.4	30.50	21.90	24.36	-1.72	8.77	-20.73	2.71	2.74	24.40	24.12	150.15
NVSL	Naugatuck Valley Finl	7.70	7,002	53.9	7.98	7.00	7.65	0.61	7.69	6.35	-1.33	-1.15	8.32	8.32	69.49
NHTB	New Hampshire Thrift Bncshrs	14.79	8,219	121.6	15.51	12.62	14.85	-0.40	14.92	-3.02	1.09	1.10	15.55	8.82	174.64
NYCB	New York Community Bancorp	15.46	442,654	6,843.4	17.39	12.91	15.85	-2.46	14.52	-8.25	1.07	1.07	12.97	7.44	107.46
NFBK	Northfield Bancorp Inc.	12.99	54,198	704.0	13.43	11.28	12.74	1.96	12.18	-1.59	0.35	NA	12.41	12.11	49.67
NWBI	Northwest Bancshares, Inc.	13.28	94,464	1,254.5	15.11	12.15	14.44	-8.03	9.75	-10.15	0.72	0.66	12.25	10.35	84.42
OSHC	Ocean Shore Holding Co.	14.88	6,757	100.5	15.00	13.01	14.88	0.00	1.22	8.93	0.87	NA	15.72	NA	151.40
OCFC	OceanFirst Financial Corp.	16.29	17,358	282.8	19.47	13.63	16.68	-2.34	18.65	-4.90	0.97	1.15	12.45	12.45	131.45
ONFC	Oneida Financial Corp.	12.60	7,009	88.3	16.32	11.51	12.40	1.61	-2.82	-0.55	0.87	0.88	NA	NA	112.01
ORIT	Oritani Financial Corp.	14.61	45,737	668.2	16.90	14.52	15.10	-3.25	-3.25	-8.97	0.99	0.97	11.50	11.50	65.72
PEOP	Peoples Federal Bancshares Inc	18.20	6,319	115.0	19.24	17.10	18.06	0.78	1.39	2.59	0.35	0.35	16.49	16.49	95.16
PBCT	People’s United Financial Inc.	14.38	307,420	4,420.7	15.70	13.28	14.38	0.00	8.69	-4.89	0.77	0.83	14.95	8.05	107.71
PBSK	Poage Bankshares Inc.	14.48	3,905	56.5	15.09	12.46	14.41	0.49	-1.50	3.35	0.51	0.35	17.23	17.23	74.07
PBCP	Polonia Bncp, Inc.	9.99	3,466	34.6	10.31	8.80	9.75	2.46	11.37	1.01	-0.06	NA	11.51	11.51	87.11
PROV	Provident Financial Holdings	14.12	9,666	136.5	18.62	13.81	14.23	-0.77	-12.24	-5.87	0.93	NA	15.51	15.51	116.40
PFS	Provident Financial Services	17.11	60,273	1,031.3	19.93	14.85	17.05	0.35	15.06	-11.44	1.22	1.22	17.06	NA	124.45
PBIP	Prudential Bancorp Inc.	10.80	9,545	103.1	11.39	8.48	10.80	0.00	17.75	0.09	0.20	0.14	13.67	13.67	55.02
PULB	Pulaski Financial Corp.	10.51	11,396	119.8	11.74	9.14	10.59	-0.76	-0.38	-6.66	0.58	0.58	8.83	8.48	117.37

RVSB	Riverview Bancorp Inc.	3.63	22,472	81.6	3.85	2.25	3.49	4.01	39.08	25.17	0.87	0.87	4.36	3.22	36.69
SVBI	Severn Bancorp Inc.	4.69	10,067	47.2	5.54	4.10	4.69	0.00	4.92	-1.05	-2.64	NA	5.62	5.58	78.82
SIFI	SI Financial Group Inc.	11.57	12,826	148.4	12.16	10.34	11.67	-0.86	1.58	-3.98	-0.03	NA	12.03	10.52	106.28
SMPL	Simplicity Bancorp Inc	17.11	7,558	129.3	18.43	14.02	17.10	0.06	17.35	5.88	0.80	0.80	17.91	17.40	113.11
SPBC	SP Bancorp Inc.	20.50	1,603	32.9	23.10	17.90	20.40	0.49	12.33	3.85	0.81	0.84	20.34	20.34	189.70
SIBC	State Investors Bancorp Inc.	15.80	2,343	37.0	16.64	13.28	15.97	-1.06	6.04	3.00	0.20	0.20	17.39	17.39	110.40
TBNK	Territorial Bancorp Inc.	20.54	9,880	202.9	24.38	20.11	20.47	0.34	-11.20	-11.47	1.49	1.30	21.40	NA	165.99
THRD	TF Financial Corp.	31.35	3,150	98.8	33.72	24.25	31.40	-0.16	25.15	11.33	2.27	2.22	30.78	NA	268.58
TSBK	Timberland Bancorp Inc.	10.75	7,046	75.7	11.83	7.36	10.82	-0.65	33.04	11.75	0.56	0.53	11.36	10.55	103.95
TRST	TrustCo Bank Corp NY	6.64	94,564	627.9	7.67	5.29	6.65	-0.15	24.81	-7.52	0.44	0.42	3.93	3.93	48.42
UCBA	United Community Bancorp	11.25	5,150	57.9	11.74	9.41	11.33	-0.71	12.50	4.75	0.60	0.59	NA	NA	102.11
UCFC	United Community Finl Corp.	3.39	50,554	171.4	5.00	3.29	3.50	-3.14	-19.67	-5.04	0.05	0.02	3.76	3.76	34.60
UBNK	United Financial Bancorp	13.73	52,566	721.7	15.42	12.56	13.50	1.70	6.93	-3.38	0.54	0.61	11.53	11.49	43.79
WSBF	Waterstone Financial Inc.	10.59	34,389	364.2	10.70	7.06	10.45	1.34	45.80	4.69	0.43	0.43	6.23	6.22	56.62
WAYN	Wayne Savings Bancshares	12.00	2,838	34.1	12.30	9.08	11.86	1.18	20.12	10.19	0.76	0.78	13.85	13.24	144.30
WEBK	Wellesley Bancorp	18.93	2,455	46.5	20.45	16.31	18.65	1.50	10.06	-3.17	0.89	0.86	19.32	19.32	193.97
WBB	Westbury Bancorp Inc.	14.27	5,143	73.4	14.98	13.12	14.35	-0.56	7.62	2.29	NA	NA	17.64	17.64	104.15
WFD	Westfield Financial Inc.	7.16	19,789	141.7	8.00	6.50	7.12	0.56	-3.50	-4.02	0.34	0.26	7.66	7.66	64.43
WBKC	Wolverine Bancorp Inc.	21.75	2,294	49.9	22.50	18.45	21.48	1.24	15.88	2.13	0.69	0.69	26.25	26.25	129.82
WSFS	WSFS Financial Corp.	67.18	8,909	598.5	79.85	48.17	68.05	-1.28	37.92	-13.35	5.88	5.55	45.89	41.56	510.27
WVFC	WVS Financial Corp.	11.75	2,058	24.2	12.50	10.38	11.59	1.38	-2.08	-4.07	0.41	NA	15.79	15.79	154.14
MHCs
BNCL	Beneficial Mutual Bncp (MHC)	13.00	76,234	991.0	14.35	8.36	13.25	-1.89	49.25	19.05	0.16	0.18	8.03	6.34	59.52
GCBC	Greene County Bncp Inc. (MHC)	26.24	4,214	110.6	32.54	19.70	25.61	2.46	30.94	0.92	1.50	NA	14.19	14.19	166.23
ISBC	Investors Bancorp Inc. (MHC)	27.38	139,660	3,823.9	28.71	19.46	26.39	3.75	40.12	7.04	1.02	NA	9.99	NA	117.62
KRNY	Kearny Financial Corp. (MHC)	14.23	66,151	941.3	15.49	9.19	14.45	-1.52	48.69	22.36	0.15	0.15	7.13	NA	50.96
KFFB	Kentucky First Federal (MHC)	8.59	8,529	73.3	8.97	7.55	8.55	0.47	7.38	7.37	0.29	0.29	7.82	6.12	37.10
LSBK	Lake Shore Bancorp Inc. (MHC)	12.33	5,911	72.9	12.52	10.93	12.26	0.57	7.22	1.06	0.63	NA	NA	NA	82.56
MGYR	Magyar Bancorp Inc. (MHC)	7.90	5,811	45.9	8.25	4.81	8.00	-1.25	57.06	5.90	0.08	0.07	7.84	7.84	92.34
EBSB	Meridian Interstate Bncp (MHC)	24.80	22,232	551.4	28.22	17.81	24.89	-0.36	38.70	9.83	0.78	0.52	11.45	10.83	125.72
MSBF	MSB Financial Corp. (MHC)	8.30	5,010	41.6	9.10	7.00	8.27	0.36	17.40	4.01	0.16	0.16	8.02	8.02	69.27
NECB	NorthEast Community Bncp (MHC)	7.31	12,454	91.0	8.00	5.55	7.40	-1.21	24.32	1.25	0.09	0.11	8.29	8.20	36.79
OFED	Oconee Federal Financial Corp.	17.50	5,846	102.3	17.75	13.73	17.75	-1.41	13.56	-0.57	0.66	0.63	12.90	12.90	61.68
PBHC	Pathfinder Bancorp Inc. (MHC)	14.99	2,623	39.3	16.00	11.05	15.00	-0.07	8.86	11.04	0.94	NA	11.60	NA	200.46
PSBH	PSB Holdings Inc. (MHC)	6.54	6,542	42.8	7.19	5.60	6.74	-2.90	16.37	2.51	0.18	0.20	7.68	6.61	69.45
TFSL	TFS Financial Corp (MHC)	13.45	307,200	4,131.8	13.69	10.68	13.27	1.36	23.28	11.02	0.20	NA	6.13	6.10	37.55
Under Acquisition
FFCO	FedFirst Financial Corp.	22.10	2,316	51.2	22.70	18.07	21.80	1.38	21.90	13.45	0.82	NA	NA	NA	139.60
HCBK	Hudson City Bancorp Inc.	9.93	528,447	5,247.5	10.13	8.18	9.92	0.10	20.22	5.30	0.37	0.32	9.05	8.76	72.35
JFBI	Jefferson Bancshares Inc.	7.84	6,595	51.7	7.85	5.35	7.78	0.77	42.55	22.12	0.31	NA	8.25	NA	76.84
OBAF	OBA Financial Services Inc	21.22	4,038	85.7	23.00	17.62	21.79	-2.62	12.39	16.59	0.28	0.28	17.91	17.91	95.48
OABC	OmniAmerican Bancorp Inc.	24.28	11,552	280.5	25.73	20.46	22.75	6.73	-0.33	13.56	0.56	0.54	18.21	18.21	120.36

(1)	Average of High/Low or Bid/Ask price per share.
(2)	Or since offering price if converted of first listed in the past 52 weeks. Percent change figures are actual year-to-date and are not annualized.
(3)	EPS (earnings per share) is based on actual trailing 12 month data and is not shown on a pro forma basis.
(4)	Excludes intangibles (such as goodwill, value of core deposits, etc.).
(5)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(6)	Annualized based on last regular quarterly cash dividend announcement.
(7)	Indicated dividend as a percent of trailing 12 month earnings.
(8)	Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.
(9)	For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

Source: SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information. Copyright (c) 2014 by RP® Financial, LC.

RP ® Financial, LC.

Exhibit 1-B

Weekly Thrift Market Line—Part Two

Prices As of May 2, 2014

		Key Financial Ratios						Asset Quality Ratios		Pricing Ratios					Dividend Data (6)
		Equity/	Tang Equity/	Reported Earnings		Core Earnings		NPAs/	Rsvs/	Price/	Price/	Price/	Price/	Price/	Div/	Dividend	Payout
		Assets(1)	Assets(1)	ROA(5)	ROE(5)	ROA(5)	ROE(5)	Assets	NPLs	Earnings	Book	Assets	Tang Book	Core Earnings	Share	Yield	Ratio (7)
		(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)
Financial Institution
ALLB	Alliance Bancorp of Penn	16.49	16.49	0.32	1.80	0.32	1.80	2.24	67.15	53.48	98.74	16.28	98.74	53.48	0.20	1.29	68.97
ANCB	Anchor Bancorp	13.44	13.44	-0.16	-1.32	NA	NA	5.59	25.49	NM	92.03	12.37	92.03	NA	NA	NA	NM
ASBB	ASB Bncp Inc.	13.63	13.63	0.15	1.07	0.06	0.46	2.74	104.13	NM	86.68	11.81	86.68	147.77	NA	NA	NM
AF	Astoria Financial Corp.	9.89	8.81	0.53	5.72	NA	NA	NA	NA	17.46	92.75	8.47	106.63	NA	0.16	1.21	21.05
AFCB	Athens Bancshares Corporation	13.24	13.19	0.81	5.57	NA	NA	2.70	57.60	16.53	92.66	12.27	93.07	NA	0.20	0.98	16.13
ACFC	Atlantic Coast Financial Corp.	9.62	9.62	-1.26	-20.21	-1.01	-16.25	4.40	27.07	NM	NA	NA	NA	NM	0.00	0.00	NM
BKMU	Bank Mutual Corp.	12.38	12.37	0.47	3.99	0.48	4.03	NA	NA	25.04	98.75	12.08	98.82	24.73	0.12	2.00	45.83
BFIN	BankFinancial Corp.	12.21	12.07	0.25	2.03	0.27	2.25	2.23	60.09	53.89	115.73	14.13	117.25	49.68	0.04	0.41	22.22
BHLB	Berkshire Hills Bancorp Inc.	11.27	6.94	0.54	4.34	0.73	5.84	NA	NA	19.28	84.99	9.58	144.78	14.50	0.72	3.14	60.50
BOFI	BofI Holding Inc.	8.73	8.73	1.54	17.05	1.60	17.72	0.54	84.44	25.08	376.97	32.44	376.97	24.13	NA	NA	NM
BYFC	Broadway Financial Corp.	7.70	7.70	-0.09	-1.47	-0.31	-5.30	10.70	30.28	NM	97.21	7.48	97.21	NM	0.04	0.00	NM
BLMT	BSB Bancorp Inc.	11.27	11.27	0.22	1.72	0.22	1.71	NA	NA	69.24	NA	NA	NA	69.34	NA	NA	NM
CBNJ	Cape Bancorp Inc.	12.93	NA	0.57	4.23	0.52	3.88	NA	NA	20.29	88.84	11.49	NA	21.92	0.24	2.27	53.85
CFFN	Capitol Federal Financial Inc.	16.78	16.78	0.78	4.44	0.78	4.44	NA	NA	24.14	112.91	18.95	112.91	24.14	0.30	2.49	146.00
CARV	Carver Bancorp Inc.	7.90	7.90	0.26	2.82	0.15	1.68	5.49	25.04	30.50	733.43	6.83	733.43	56.59	0.00	0.00	NM
CFBK	Central Federal Corp.	8.94	8.94	-0.39	-4.04	-0.68	-7.09	4.26	61.90	NM	101.74	9.10	101.74	NM	0.00	0.00	NM
CHFN	Charter Financial Corp.	25.07	NA	0.51	2.07	NA	NA	NA	NA	43.12	90.16	22.61	NA	NA	0.20	1.86	180.00
CHEV	Cheviot Financial	15.87	14.28	0.24	1.55	0.24	1.52	NA	NA	50.23	80.99	12.85	91.67	51.82	0.36	3.26	163.64
CBNK	Chicopee Bancorp Inc.	15.11	15.11	0.07	0.43	0.07	0.44	NA	NA	NM	104.37	15.77	104.37	213.07	0.28	1.61	300.00
CZWI	Citizens Community Bncp	10.05	10.02	0.20	1.98	0.30	3.01	NA	NA	37.88	74.27	7.47	74.52	25.07	0.04	0.50	19.05
CSBK	Clifton Bancorp Inc.	17.42	17.42	0.61	3.42	0.58	3.23	NA	NA	45.23	156.35	27.24	156.35	48.07	0.25	2.12	48.00
CMSB	CMS Bancorp Inc.	8.66	8.66	0.37	4.29	0.30	3.42	NA	NA	18.67	85.06	6.92	85.06	23.75	NA	NA	NM
CWAY	Coastway Bncp, Inc.	6.43	6.43	0.06	0.81	0.06	0.81	3.39	17.30	NA	NA	NA	NA	NA	NA	NA	NA
COBK	Colonial Financial Services	10.15	10.15	-0.30	-2.87	-0.41	-3.96	4.56	25.07	NM	73.92	7.50	73.92	NM	NA	NA	NM
DCOM	Dime Community Bancshares Inc.	10.32	9.14	1.07	10.18	1.06	10.08	0.75	65.27	13.15	132.29	13.65	151.35	13.28	0.56	3.52	46.28
EBMT	Eagle Bancorp Montana, Inc.	9.52	8.14	0.38	3.88	0.25	2.54	NA	NA	22.24	86.29	8.22	102.48	34.03	0.29	2.66	59.18
ESBF	ESB Financial Corp.	10.01	NA	0.85	8.66	NA	NA	NA	NA	13.71	NA	NA	NA	NA	0.40	3.24	44.44
ESSA	ESSA Bancorp Inc.	12.28	11.49	0.54	4.41	0.59	4.82	NA	NA	15.49	73.55	9.04	79.35	14.18	0.28	2.70	32.84
EVER	EverBank Financial	9.35	9.08	0.73	8.19	0.84	9.42	1.04	40.86	19.76	155.42	13.32	161.03	16.95	0.12	0.63	12.50
FCAP	First Capital Inc.	NA	NA	1.15	NA	NA	NA	1.52	76.12	11.16	NA	NA	NA	NA	0.84	4.05	43.55
FCLF	First Clover Leaf Fin Corp.	11.75	10.07	0.55	4.40	0.54	4.32	NA	NA	20.85	91.93	10.80	109.37	21.24	0.24	2.50	52.17
FBNK	First Connecticut Bancorp, Inc.	10.56	10.56	0.22	1.85	0.21	1.78	NA	NA	54.71	107.70	11.38	107.70	57.14	0.12	0.78	42.86
FDEF	First Defiance Financial	12.70	10.01	1.05	8.14	1.12	8.69	2.75	46.39	12.56	94.82	12.05	124.02	11.76	0.60	2.22	27.91
FFBH	First Federal Bancshares of AR	12.57	12.57	0.03	0.21	NA	NA	3.24	109.25	NM	243.38	30.60	243.38	NA	0.20	0.00	NM
FFNM	First Fed of Northern MI Bncp	11.13	11.13	0.10	0.87	0.15	1.35	NA	NA	NM	60.54	6.74	60.57	48.46	0.08	1.59	85.71
FFNW	First Financial Northwest Inc.	20.84	20.84	2.83	13.71	NA	NA	8.23	19.32	6.75	90.49	18.85	90.49	NA	0.20	1.94	14.38
FSFG	First Savings Financial Group	11.83	10.58	0.76	6.10	NA	NA	2.11	43.03	11.11	79.52	7.66	93.40	NA	0.44	1.83	18.98
FBC	Flagstar Bancorp Inc.	14.06	14.06	1.44	12.63	NA	NA	5.45	62.35	7.03	91.80	10.65	91.80	NA	0.00	0.00	NM
FXCB	Fox Chase Bancorp Inc.	16.13	16.13	0.52	3.22	0.51	3.16	1.26	125.86	33.98	115.75	18.67	115.75	34.66	0.40	2.40	106.12
FRNK	Franklin Financial Corp.	22.51	22.51	0.91	3.98	0.75	3.32	5.59	24.05	24.05	99.95	22.50	99.95	28.88	NA	NA	NM
FSBW	FS Bancorp Inc.	14.65	14.65	0.89	5.78	0.84	5.50	NA	422.82	14.03	84.49	12.38	84.49	14.73	0.24	1.45	17.80
GTWN	Georgetown Bancorp Inc.	10.85	10.85	0.33	2.71	0.33	2.71	NA	NA	33.33	94.53	10.25	94.53	33.33	0.17	1.13	36.11
HBK	Hamilton Bancorp Inc	20.46	19.70	-0.38	-1.86	-0.44	-2.14	2.15	46.81	NM	80.92	16.55	84.84	NM	NA	NA	NM
HBNK	Hampden Bancorp Inc.	12.19	12.19	0.55	4.31	0.54	4.23	1.32	69.86	23.88	106.82	13.02	106.82	24.37	0.24	1.50	34.33
HBOS	Heritage Financial Group Inc.	9.05	8.81	0.64	7.13	0.72	7.99	0.87	81.56	16.45	117.84	10.67	121.50	14.66	0.28	1.45	11.97
HFFC	HF Financial Corp.	7.91	7.55	0.53	6.64	0.49	6.24	1.61	51.89	14.95	97.50	7.71	102.50	15.91	0.45	3.27	48.91
HIFS	Hingham Instit. for Savings	7.79	7.79	1.51	19.18	1.19	15.16	NA	NA	7.82	136.15	10.61	136.15	9.89	1.08	1.51	14.71
HMNF	HMN Financial Inc.	14.05	14.05	4.73	39.62	NA	NA	NA	NA	1.95	81.37	8.38	81.37	NA	0.00	0.00	NM
HBCP	Home Bancorp Inc.	11.65	NA	0.69	4.86	0.80	5.70	1.65	41.60	20.25	100.56	11.72	NA	16.93	NA	NA	NM
HFBL	Home Fedl Bncp Inc. LA	14.50	14.50	0.92	6.12	0.88	5.88	NA	NA	15.04	98.85	14.33	98.85	15.70	0.24	1.30	19.51
HMST	HomeStreet Inc.	8.75	NA	0.54	5.55	0.61	6.37	3.56	22.30	17.81	98.63	8.63	NA	15.50	0.44	0.00	32.35
HTBI	HomeTrust Bancshares Inc.	21.96	NA	0.73	3.24	NA	NA	NA	NA	25.02	83.27	18.29	NA	NA	NA	NA	NM
IROQ	IF Bancorp Inc.	13.89	13.89	0.64	4.22	0.63	4.18	0.97	74.32	19.05	90.36	12.55	90.36	19.22	0.10	0.63	11.90
JXSB	Jacksonville Bancorp	13.46	12.70	0.96	7.22	0.89	6.69	NA	NA	12.75	90.74	12.21	96.97	13.74	0.32	1.51	18.67
LPSB	LaPorte Bancorp Inc.	15.41	13.99	0.77	4.56	0.72	4.26	NA	NA	16.67	79.14	12.19	88.64	17.87	0.16	1.45	24.24
LABC	Louisiana Bancorp Inc.	18.35	18.35	0.89	4.97	0.84	4.70	NA	NA	18.69	98.77	18.12	98.77	19.79	0.20	1.00	9.35
LSBI	LSB Financial Corp.	11.08	11.08	0.70	6.37	0.70	6.37	1.81	95.56	18.20	113.27	12.55	113.27	18.20	0.36	1.22	17.28
MCBK	Madison County Financial Inc.	21.16	20.85	1.08	4.82	1.11	4.98	0.14	NM	17.82	90.74	19.20	92.45	17.24	0.24	1.31	23.30
MLVF	Malvern Bancorp Inc.	12.56	12.56	-2.99	-21.51	-2.88	-20.74	1.18	106.39	NM	89.75	11.27	89.75	NM	0.11	0.00	NM
CASH	Meta Financial Group Inc.	7.89	7.77	0.81	9.96	0.81	9.85	0.31	78.72	16.22	170.31	13.44	173.25	16.44	0.52	1.30	21.14
NASB	NASB Financial Inc.	16.25	16.09	1.83	11.13	1.85	11.25	5.86	36.30	8.83	98.10	15.94	99.27	8.74	0.00	0.00	25.83
NVSL	Naugatuck Valley Finl	11.97	11.97	-1.74	-13.89	-1.50	-12.04	3.50	65.08	NM	92.59	11.08	92.59	NM	0.00	0.00	NM
NHTB	New Hampshire Thrift Bncshrs	10.50	6.92	0.65	6.18	0.66	6.29	NA	NA	13.57	95.14	8.61	167.70	13.41	0.52	3.52	47.71
NYCB	New York Community Bancorp	12.07	7.30	1.04	8.36	1.04	8.38	NA	NA	14.45	119.17	14.39	207.84	14.42	1.00	6.47	93.46
NFBK	Northfield Bancorp Inc.	25.32	24.85	0.72	2.71	NA	NA	1.60	62.05	37.11	104.64	26.50	107.29	NA	0.24	1.85	68.57
NWBI	Northwest Bancshares, Inc.	14.51	12.54	0.83	5.80	0.76	5.33	2.08	51.05	18.44	108.37	15.73	128.33	20.08	0.52	3.92	225.00
OSHC	Ocean Shore Holding Co.	10.38	NA	0.55	5.42	NA	NA	NA	NA	17.10	94.68	9.83	NA	NA	0.24	1.61	27.59
OCFC	OceanFirst Financial Corp.	9.47	9.47	0.72	7.67	0.87	9.16	3.12	31.36	16.79	130.80	12.39	130.80	14.12	0.48	2.95	49.48
ONFC	Oneida Financial Corp.	11.86	8.78	0.83	6.61	0.84	6.76	NA	NA	14.48	NA	NA	NA	14.31	0.48	3.81	55.17
ORIT	Oritani Financial Corp.	17.50	17.50	1.49	8.17	1.46	7.98	NA	NA	14.76	127.00	22.23	127.00	15.11	0.70	4.79	95.96
PEOP	Peoples Federal Bancshares Inc	17.33	17.33	0.37	2.00	0.37	2.00	NA	NA	52.00	110.40	19.13	110.40	52.05	0.20	1.10	120.00
PBCT	People’s United Financial Inc.	13.88	7.99	0.74	5.01	0.79	5.38	NA	NA	18.68	96.19	13.35	178.64	17.39	0.66	4.59	84.74
PBSK	Poage Bankshares Inc.	19.93	19.93	0.54	2.70	0.37	1.84	0.45	206.05	28.39	84.06	16.76	84.06	41.61	0.20	1.38	37.25
PBCP	Polonia Bncp, Inc.	13.21	13.21	-0.07	-0.51	NA	NA	NA	NA	NM	86.79	11.47	86.79	NA	NA	NA	NM
PROV	Provident Financial Holdings	13.33	13.33	0.84	6.27	NA	NA	1.85	54.37	15.18	91.01	12.13	91.01	NA	0.40	2.83	43.01
PFS	Provident Financial Services	13.62	NA	0.95	6.94	0.94	6.86	NA	NA	14.02	100.28	13.65	NA	14.07	0.60	3.51	48.36

PBIP	Prudential Bancorp Inc.	24.84	24.84	0.36	2.40	0.25	1.69	1.30	36.70	54.31	79.00	19.63	79.00	76.94	0.00	0.00	NM
PULB	Pulaski Financial Corp.	8.08	7.80	0.60	6.45	0.61	6.46	NA	NA	18.12	119.03	9.00	123.89	18.14	0.38	3.62	65.52
RVSB	Riverview Bancorp Inc.	11.94	9.12	2.45	23.73	2.45	23.53	NA	NA	4.17	83.26	9.90	112.70	4.17	0.00	0.00	NM
SVBI	Severn Bancorp Inc.	10.49	10.45	-3.04	-26.45	-3.03	-26.36	6.46	24.55	NM	83.48	6.16	83.98	NA	0.00	0.00	NM
SIFI	SI Financial Group Inc.	11.32	10.04	0.01	0.09	NA	NA	NA	NA	NM	96.18	10.89	110.01	NA	0.12	1.04	NM
SMPL	Simplicity Bancorp Inc.	16.50	16.12	0.72	4.28	0.72	4.28	2.50	23.92	21.39	95.56	15.77	98.31	21.38	0.32	1.87	30.00
SPBC	SP Bancorp Inc.	10.79	10.79	0.41	3.73	0.43	3.85	1.31	53.06	25.31	100.81	10.88	100.81	24.52	NA	NA	NM
SIBC	State Investors Bancorp Inc.	16.07	16.07	0.20	1.19	0.20	1.19	1.09	47.81	NM	90.86	14.60	90.86	79.00	NA	NA	NM
TBNK	Territorial Bancorp Inc.	12.89	NA	0.91	6.70	0.79	5.83	NA	NA	13.79	96.00	12.37	NA	15.79	0.56	2.73	34.23
THRD	TF Financial Corp.	11.46	NA	0.83	7.37	0.82	7.21	NA	NA	13.81	101.85	11.67	NA	14.14	0.48	1.53	19.38
TSBK	Timberland Bancorp Inc.	10.93	10.23	0.61	5.24	0.58	4.98	6.05	35.91	19.20	94.65	10.34	101.93	20.36	0.16	1.49	25.00
TRST	TrustCo Bank Corp NY	8.12	8.11	0.93	11.59	0.89	11.01	NA	NA	15.06	168.89	13.71	169.14	15.84	0.26	3.95	59.52
UCBA	United Community Bancorp	14.03	NA	0.56	3.92	0.53	3.73	NA	NA	18.75	NA	NA	NA	19.15	0.24	2.13	50.00
UCFC	United Community Finl Corp.	10.85	10.85	0.53	4.96	0.47	4.35	3.10	41.44	67.80	90.04	9.77	90.11	149.85	0.00	0.00	NM
UBNK	United Financial Bancorp	13.01	12.97	0.67	4.67	0.76	5.30	1.03	86.68	25.43	119.09	15.49	119.52	22.43	0.40	2.91	55.56
WSBF	Waterstone Financial Inc.	11.02	10.99	0.90	7.01	0.90	7.01	4.31	39.58	24.63	169.86	18.71	170.33	24.62	0.20	1.89	11.63
WAYN	Wayne Savings Bancshares	9.60	9.22	0.53	5.52	0.55	5.67	NA	NA	15.79	86.62	8.32	90.62	15.37	0.32	2.67	42.11
WEBK	Wellesley Bancorp	9.96	9.96	0.48	4.60	0.46	4.43	NA	NA	21.27	97.98	9.76	97.98	22.11	NA	NA	NM
WBB	Westbury Bancorp Inc.	16.94	16.94	0.03	0.21	0.09	0.60	1.87	42.55	NA	80.91	13.70	80.91	NA	NA	NA	NA
WFD	Westfield Financial Inc.	11.89	11.89	0.52	4.14	0.40	3.21	NA	NA	21.06	93.47	11.11	93.47	27.03	0.24	3.35	70.59
WBKC	Wolverine Bancorp Inc.	20.26	20.26	0.54	2.48	0.54	2.48	2.38	122.39	31.52	82.84	16.78	82.84	31.52	NA	NA	57.97
WSFS	WSFS Financial Corp.	8.99	8.21	1.23	13.58	1.15	12.70	1.22	79.93	11.43	146.38	13.17	161.65	12.11	0.48	0.71	8.16
WVFC	WVS Financial Corp.	10.25	10.25	0.29	2.72	NA	NA	NA	NA	28.66	74.41	7.62	74.41	NA	0.16	1.36	39.02
MHCs
BNCL	Beneficial Mutual Bncp (MHC)	13.53	10.99	0.25	1.91	0.28	2.14	1.15	112.33	NM	161.79	21.90	205.04	73.03	NA	NA	NM
GCBC	Greene County Bncp Inc. (MHC)	8.54	8.54	0.98	11.12	NA	NA	NA	NA	17.49	184.91	15.78	184.91	NA	0.70	2.67	46.67
ISBC	Investors Bancorp Inc. (MHC)	8.50	NA	0.83	9.98	NA	NA	0.88	133.65	26.84	273.96	23.28	NA	NA	0.20	0.73	19.61
KRNY	Kearny Financial Corp. (MHC)	13.99	NA	0.29	1.98	0.29	1.99	NA	NA	NM	199.65	27.93	NA	93.70	0.00	0.00	NM
KFFB	Kentucky First Federal (MHC)	21.18	17.39	0.76	3.76	0.76	3.76	2.63	21.64	29.62	109.91	23.28	140.28	29.62	0.40	4.66	137.93
LSBK	Lake Shore Bancorp Inc. (MHC)	13.81	13.81	0.74	5.48	NA	NA	NA	NA	19.57	NA	NA	NA	NA	0.28	2.27	44.44
MGYR	Magyar Bancorp Inc. (MHC)	8.49	8.49	0.10	1.14	0.09	1.01	NA	NA	NM	100.72	8.56	100.72	111.35	NA	NA	NM
EBSB	Meridian Interstate Bncp (MHC)	9.11	8.66	0.66	6.98	0.44	4.62	NA	NA	31.79	216.59	19.73	228.89	48.05	NA	NA	NM
MSBF	MSB Financial Corp. (MHC)	11.57	11.57	0.22	1.98	0.22	1.98	6.21	17.56	51.88	103.54	11.98	103.54	51.88	0.00	0.00	NM
NECB	NorthEast Community Bncp (MHC)	22.73	22.55	0.26	1.08	0.32	1.33	5.28	19.88	NM	88.19	20.05	89.12	66.25	0.12	1.64	133.33
OFED	Oconee Federal Financial Corp.	20.91	20.91	1.04	4.98	1.00	4.76	0.90	32.92	26.52	135.66	28.37	135.66	27.78	0.40	2.29	60.61
PBHC	Pathfinder Bancorp Inc. (MHC)	NA	NA	0.48	NA	NA	NA	NA	NA	15.95	129.22	NA	NA	NA	0.12	0.80	12.77
PSBH	PSB Holdings Inc. (MHC)	11.05	9.67	0.25	2.24	0.27	2.45	NA	NA	36.33	85.20	9.42	98.94	33.25	0.16	0.00	NM
TFSL	TFS Financial Corp (MHC)	16.33	16.26	0.57	3.46	NA	NA	2.35	33.24	67.25	219.30	35.82	220.44	NA	0.00	0.00	NM
Under Acquisition
FFCO	FedFirst Financial Corp.	15.78	NA	0.64	3.81	NA	NA	NA	NA	26.95	NA	NA	NA	NA	0.24	1.09	59.76
HCBK	Hudson City Bancorp Inc.	12.51	12.16	0.46	3.79	0.39	3.24	NA	NA	26.84	109.71	13.73	113.34	31.42	0.16	1.61	43.24
JFBI	Jefferson Bancshares Inc.	10.73	NA	0.39	3.64	NA	NA	NA	NA	25.29	95.05	10.20	NA	NA	0.00	0.00	NM
OBAF	OBA Financial Services Inc.	18.76	18.76	0.28	1.49	0.28	1.49	1.30	69.92	NM	118.48	22.22	118.48	75.79	NA	NA	NM
OABC	OmniAmerican Bancorp Inc.	15.13	15.13	0.44	2.91	0.43	2.83	NA	NA	43.36	133.35	20.17	133.35	44.61	0.20	0.82	8.93

(1)	Average of High/Low or Bid/Ask price per share.
(2)	Or since offering price if converted of first listed in the past 52 weeks. Percent change figures are actual year-to-date and are not annualized.
(3)	EPS (earnings per share) is based on actual trailing 12 month data and is not shown on a pro forma basis.
(4)	Excludes intangibles (such as goodwill, value of core deposits, etc.).
(5)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(6)	Annualized based on last regular quarterly cash dividend announcement.
(7)	Indicated dividend as a percent of trailing 12 month earnings.
(8)	Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.
(9)	For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

Source: SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information. Copyright (c) 2014 by RP® Financial, LC.

EXHIBIT 2

Pro Forma Analysis Sheet

EXHIBIT 2

PRO FORMA ANALYSIS SHEET

Melrose Bancorp, Inc.

Prices as of May 2, 2014

Valuation Pricing Multiples		Symbol	Subject at Midpoint		Peer Group				Massachusetts Companies				All Public Thrifts
					Mean		Median		Mean		Median		Mean		Median
Price-earnings multiple	=	P/E	45.03	x	22.57	x	22.58	x	21.11	x	21.16	x	18.01	x	17.81	x
Price-core earnings multiple	=	P/CE	45.03	x	21.65	x	22.11	x	21.87	x	23.24	x	18.88	x	17.31	x
Price-book ratio	=	P/B	63.57%		98.62%		101.85%		103.59%		101.18%		111.48%		95.35%
Price-tangible book ratio	=	P/TB	63.57%		98.08%		101.18%		111.06%		105.59%		120.19%		99.27%
Price-assets ratio	=	P/A	12.61%		12.46%		11.67%		12.40%		10.86%		13.31%		12.24%

Valuation Parameters				% of Offering		% of Offering + Foundation
Pre-Conversion Earnings (Y)	$716,000	(12 Mths 3/14)	ESOP Stock as % of Offering (E)	8.3077%		8.0000%
Pre-Conversion Core Earnings	$716,000	(12 Mths 3/14)	Cost of ESOP Borrowings (S)	0.00%
Pre-Conversion Book Value (B)	$21,028,000	(3/14)	ESOP Amortization (T)	30.00	years
Intangibles	$0	(3/14)	RRP Stock as % of Offering (M)	4.1538%		4.0000%
Pre-Conv. Tang. Book Value (B)	$21,028,000	(3/14)	Stock Programs Vesting (N)	5.00	years
Pre-Conversion Assets (A)	$192,760,000	(3/14)	Fixed Expenses	$1,256,750
Reinv. Rate: (5 Yr Treas)@ 3/2014	1.730%		Subscr/Dir Comm Exp (Mdpnt)	$206,600		1.00%

Tax rate (TAX)	34.00%		Total Expenses (Midpoint)	$1,463,350
A-T Reinvestment Rate(R)	1.142%		Syndicate Expenses (Mdpnt)	$0		0.00%
Est. Conversion Expenses (1)(X)	5.42%		Syndicate Amount	$0
Insider Purchases ($)	$3,180,000		Percent Sold (PCT)	100.00%
Price/Share	$10.00		MHC Assets	$0
Foundation Cash Contrib. (FC)	$300,000		Options as % of Offering (O1)	10.3846%		10.00%
Found. Stk Contrib (% of Total Shrs (	3.7037%		Estimated Option Value (O2)	33.60%
Foundation Tax Benefit (Z)	$442,000		Option Vesting Period (O3)	5.00	years
Foundation Amount (Mdpt.)	$1,000,000		% of Options taxable (O4)	25.00%

Calculation of Pro Forma Value After Conversion

1.	V=	P/E * (Y)	V=	$27,000,000

		1 - P/E * PCT * ((1-X-E-M-FC-FS)*R - (1-TAX)*E/T - (1-TAX)*M/N)-(1-(TAX*O4))*(O1*O2)/O3)

1.	V=	P/E * (Y)	V=	$27,000,000

		1 - P/Core E * PCT * ((1-X-E-M-FC-FS)*R - (1-TAX)*E/T - (1-TAX)*M/N)-(1-(TAX*O4))*(O1*O2)/O3)

2.	V=	P/B * (B+Z)	V=	$27,000,000

		1 - P/B * PCT * (1-X-E-M-FC-FS)

2.	V=	P/TB * (TB+Z)	V=	$27,000,000

		1 - P/TB * PCT * (1-X-E-M-FC-FS)

3.	V=	P/A * (A+Z+PA)	V=	$27,000,000

		1 - P/A * PCT * (1-X-E-M-FC-FS)

Valuation Conclusion	Shares Issued to MHC	Shares Sold to Public	Foundation Shares	Total Shares Issued	Price Per Share	Market Value of Stock Sold in Offering	Market Value of Stock Issued in Reorganization
Supermaximum	0	3,438,500	141,925	3,580,425	$10.00	$34,385,000	$35,804,250
Maximum	0	2,990,000	119,500	3,109,500	10.00	29,900,000	$31,095,000
Midpoint	0	2,600,000	100,000	2,700,000	10.00	26,000,000	$27,000,000
Minimum	0	2,210,000	80,500	2,290,500	10.00	22,100,000	$22,905,000

Valuation Conclusion	Shares Issued to MHC	Shares Sold to Public	Foundation Shares	Total Shares Issued
Supermaximum	0.000%	96.036%	3.964%	100.000%
Maximum	0.000%	96.157%	3.843%	100.000%
Midpoint	0.000%	96.296%	3.704%	100.000%
Minimum	0.000%	96.485%	3.515%	100.000%

(1)	Estimated offering expenses at midpoint of the offering.

EXHIBIT 3

Pro Forma Effect of Conversion Proceeds

Exhibit 3

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Melrose Bancorp, Inc.

At the Minimum of the Range

1. Market Value of Shares Sold In Offering:	$22,100,000
Market Value of Shares Issued to Foundation:	805,000

Total Market Value of Company:	$22,905,000
2. Offering Proceeds of Shares Sold In Offering	$22,100,000
Less: Estimated Offering Expenses	1,427,626

Net Conversion Proceeds	$20,672,374
3. Estimated Additional Equity and Income from Offering Proceeds
Net Conversion Proceeds	$20,672,374
Less: Cash Contribution to Foundation	(300,000)
Less: Non-Cash ESOP Stock Purchases (1)	(1,832,400)
Less: Non-Cash MRP Stock Purchases (2)	(916,200)

Net Conversion Proceeds Reinvested	$17,623,774
Estimated After-Tax Reinvestment Rate	1.14%

Earnings from Reinvestment of Proceeds	$201,228
Less: Estimated cost of ESOP borrowings(1)	0
Less: Amortization of ESOP borrowings(1)	(40,313)
Less: Stock Programs Vesting (2)	(120,938)
Less: Option Plan Vesting (3)	(140,838)

Net Earnings Increase	($100,861)

		Before Conversion	Net Earnings Increase	After Conversion
4.	Pro Forma Earnings
	12 Months ended March 31, 2014 (reported)	$716,000	($100,861)	$615,139
	12 Months ended March 31, 2014 (core)	$716,000	($100,861)	$615,139

		Before Conversion	Net Equity Proceeds	Tax Benefit of Foundation	After Conversion
5.	Pro Forma Net Worth
	March 31, 2014	$21,028,000	$17,623,774	$375,700	$39,027,474
	March 31, 2014 (Tangible)	$21,028,000	$17,623,774	$375,700	$39,027,474

		Before Conversion	Net Cash Proceeds	Tax Benefit of Foundation	After Conversion
6.	Pro Forma Assets
	March 31, 2014	$192,760,000	$17,623,774	$375,700	$210,759,474

(1)	ESOP stock (8% of offering and foundation) amortized over 30 years, amortization expense is tax effected at 34%.
(2)	Stock programs (4% of offering and foundation) amortized over 5 years, amortization expense is tax effected at 34%.
(3)	Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% taxable.

Exhibit 3

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Melrose Bancorp, Inc.

At the Midpoint of the Range

1.	Market Value of Shares Sold In Offering:	$26,000,000
	Market Value of Shares Issued to Foundation:	1,000,000

	Total Market Value of Company:	$27,000,000
2.	Offering Proceeds of Shares Sold In Offering	$26,000,000
	Less: Estimated Offering Expenses	1,463,350

	Net Conversion Proceeds	$24,536,650
3.	Estimated Additional Equity and Income from Offering Proceeds
	Net Conversion Proceeds	$24,536,650
	Less: Cash Contribution to Foundation	(300,000)
	Less: Non-Cash ESOP Stock Purchases (1)	(2,160,000)
	Less: Non-Cash MRP Stock Purchases (2)	(1,080,000)

	Net Conversion Proceeds Reinvested	$20,996,650
	Estimated After-Tax Reinvestment Rate	1.14%

	Earnings from Reinvestment of Proceeds	$239,740
	Less: Estimated cost of ESOP borrowings(1)	0
	Less: Amortization of ESOP borrowings(1)	(47,520)
	Less: Stock Programs Vesting (2)	(142,560)
	Less: Option Plan Vesting (3)	(166,018)

	Net Earnings Increase	($116,358)

			Net
		Before	Earnings	After
		Conversion	Increase	Conversion
4.	Pro Forma Earnings
	12 Months ended March 31, 2014 (reported)	$716,000	($116,358)	$599,642
	12 Months ended March 31, 2014 (core)	$716,000	($116,358)	$599,642

		Before	Net Capital	Tax Benefit	After
		Conversion	Proceeds	of Foundation	Conversion
5.	Pro Forma Net Worth
	March 31, 2014	$21,028,000	$20,996,650	$442,000	$42,466,650
	March 31, 2014 (Tangible)	$21,028,000	$20,996,650	$442,000	$42,466,650

		Before	Net Cash	Tax Benefit	After
		Conversion	Proceeds	of Foundation	Conversion
6.	Pro Forma Assets
	March 31, 2014	$192,760,000	$20,996,650	$442,000	$214,198,650

(1)	ESOP stock (8% of offering and foundation) amortized over 30 years, amortization expense is tax effected at 34%.
(2)	Stock programs (4% of offering and foundation) amortized over 5 years, amortization expense is tax effected at 34%.
(3)	Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% taxable.

Exhibit 3

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Melrose Bancorp, Inc.

At the Maximum of the Range

1. Market Value of Shares Sold In Offering:	$29,900,000
Market Value of Shares Issued to Foundation:	1,195,000

Total Market Value of Company:	$31,095,000
2. Offering Proceeds of Shares Sold In Offering	$29,900,000
Less: Estimated Offering Expenses	1,499,074

Net Conversion Proceeds	$28,400,926
3. Estimated Additional Equity and Income from Offering Proceeds
Net Conversion Proceeds	$28,400,926
Less: Cash Contribution to Foundation	(300,000)
Less: Non-Cash ESOP Stock Purchases (1)	(2,487,600)
Less: Non-Cash MRP Stock Purchases (2)	(1,243,800)

Net Conversion Proceeds Reinvested	$24,369,526
Estimated After-Tax Reinvestment Rate	1.14%

Earnings from Reinvestment of Proceeds	$278,251
Less: Estimated cost of ESOP borrowings(1)	0
Less: Amortization of ESOP borrowings(1)	(54,727)
Less: Stock Programs Vesting (2)	(164,182)
Less: Option Plan Vesting (3)	(191,197)

Net Earnings Increase	($131,854)

			Net
		Before	Earnings	After
		Conversion	Increase	Conversion
4.	Pro Forma Earnings
	12 Months ended March 31, 2014 (reported)	$716,000	($131,854)	$584,146
	12 Months ended March 31, 2014 (core)	$716,000	($131,854)	$584,146

		Before	Net Capital	Tax Benefit	After
		Conversion	Proceeds	of Foundation	Conversion
5.	Pro Forma Net Worth
	March 31, 2014	$21,028,000	$24,369,526	$508,300	$45,905,826
	March 31, 2014 (Tangible)	$21,028,000	$24,369,526	$508,300	$45,905,826

		Before	Net Cash	Tax Benefit	After
		Conversion	Proceeds	of Foundation	Conversion
6.	Pro Forma Assets
	March 31, 2014	$192,760,000	$24,369,526	$508,300	$217,637,826

(1)	ESOP stock (8% of offering and foundation) amortized over 30 years, amortization expense is tax effected at 34%.
(2)	Stock programs (4% of offering and foundation) amortized over 5 years, amortization expense is tax effected at 34%.
(3)	Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% taxable.

Exhibit 3

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Melrose Bancorp, Inc.

At the Supermaximum Value

1. Market Value of Shares Sold In Offering:	$34,385,000
Market Value of Shares Issued to Foundation:	1,419,250

Total Market Value of Company:	$35,804,250
2. Offering Proceeds of Shares Sold In Offering	$34,385,000
Less: Estimated Offering Expenses	1,540,157

Net Conversion Proceeds	$32,844,843
3. Estimated Additional Equity and Income from Offering Proceeds
Net Conversion Proceeds	$32,844,843
Less: Cash Contribution to Foundation	(300,000)
Less: Non-Cash ESOP Stock Purchases (1)	(2,864,340)
Less: Non-Cash MRP Stock Purchases (2)	(1,432,170)

Net Conversion Proceeds Reinvested	$28,248,333
Estimated After-Tax Reinvestment Rate	1.14%

Earnings from Reinvestment of Proceeds	$322,539
Less: Estimated cost of ESOP borrowings(1)	0
Less: Amortization of ESOP borrowings(1)	(63,015)
Less: Stock Programs Vesting (2)	(189,046)
Less: Option Plan Vesting (3)	(220,153)

Net Earnings Increase	($149,676)

			Net
		Before	Earnings	After
		Conversion	Increase	Conversion
4.	Pro Forma Earnings
	12 Months ended March 31, 2014 (reported)	$716,000	($149,676)	$566,324
	12 Months ended March 31, 2014 (core)	$716,000	($149,676)	$566,324

		Before	Net Capital	Tax Benefit	After
		Conversion	Proceeds	of Foundation	Conversion
5.	Pro Forma Net Worth
	March 31, 2014	$21,028,000	$28,248,333	$584,545	$49,860,878
	March 31, 2014 (Tangible)	$21,028,000	$28,248,333	$584,545	$49,860,878

		Before	Net Cash	Tax Benefit	After
		Conversion	Proceeds	of Foundation	Conversion
6.	Pro Forma Assets
	March 31, 2014	$192,760,000	$28,248,333	$584,545	$221,592,878

(1)	ESOP stock (8% of offering and foundation) amortized over 30 years, amortization expense is tax effected at 34%.
(2)	Stock programs (4% of offering and foundation) amortized over 5 years, amortization expense is tax effected at 34%.
(3)	Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% taxable.

EXHIBIT 4

RP® Financial, LC.

Firm Qualifications Statement

FIRM QUALIFICATION STATEMENT

RP® Financial (“RP®) provides financial and management consulting, merger advisory and valuation services to the financial services industry nationwide. We offer a broad array of services, high quality and prompt service, hands-on involvement by principals and senior staff, careful structuring of strategic initiatives and sophisticated valuation and other analyses consistent with industry practices and regulatory requirements. Our staff maintains extensive background in financial and management consulting, valuation and investment banking. Our clients include commercial banks, thrifts, credit unions, mortgage companies, insurance companies and other financial services companies.

STRATEGIC PLANNING SERVICES

RP®’s strategic planning services are designed to provide effective feasible plans with quantifiable results. We analyze strategic options to enhance shareholder value, achieve regulatory approval or realize other objectives. Such services involve conducting situation analyses; establishing mission/vision statements, developing strategic goals and objectives; and identifying strategies to enhance franchise and/or market value, capital management, earnings enhancement, operational matters and organizational issues. Strategic recommendations typically focus on: capital formation and management, asset/liability targets, profitability, return on equity and stock pricing. Our proprietary financial simulation models provide the basis for evaluating the impact of various strategies and assessing their feasibility and compatibility with regulations.

MERGER ADVISORY SERVICES

RP®’s merger advisory services include targeting potential buyers and sellers, assessing acquisition merit, conducting due diligence, negotiating and structuring merger transactions, preparing merger business plans and financial simulations, rendering fairness opinions, preparing mark-to-market analyses, valuing intangible assets and supporting the implementation of post-acquisition strategies. Our merger advisory services involve transactions of financially healthy companies and failed bank deals. RP® is also expert in de novo charters and shelf charters. Through financial simulations, comprehensive data bases, valuation proficiency and regulatory familiarity, RP®’s merger advisory services center on enhancing shareholder returns.

VALUATION SERVICES

RP®’s extensive valuation practice includes bank and thrift mergers, thrift mutual-to-stock conversions, goodwill impairment, insurance company demutualizations, ESOPs, subsidiary companies, merger accounting and other purposes. We are highly experienced in performing appraisals which conform to regulatory guidelines and appraisal standards. RP® is the nation’s leading valuation firm for thrift mutual-to-stock conversions, with appraised values ranging up to $4 billion.

OTHER CONSULTING SERVICES

RP® offers other consulting services including evaluating the impact of regulatory changes (TARP, etc.), branching and diversification strategies, feasibility studies and special research. We assist banks/thrifts in preparing CRA plans and evaluating wealth management activities on a de novo or merger basis. Our other consulting services are facilitated by proprietary valuation and financial simulation models.

KEY PERSONNEL (Years of Relevant Experience & Contact Information)

Ronald S. Riggins, Managing Director (33)	(703) 647-6543	rriggins@rpfinancial.com
William E. Pommerening, Managing Director (29)	(703) 647-6546	wpommerening@rpfinancial.com
Marcus Faust, Managing Director (23)	(703) 647-6553	mfaust@rpfinancial.com
Gregory E. Dunn, Director (31)	(703) 647-6548	gdunn@rpfinancial.com
James P. Hennessey, Director (27)	(703) 647-6544	jhennessey@rpfinancial.com
James J. Oren, Director (26)	(703) 647-6549	joren@rpfinancial.com
Timothy M. Biddle, Senior Vice President (23)	(703) 647-6552	tbiddle@rpfinancial.com
Carla Pollard, Senior Vice President (25)	(703) 647-6556	cpollard@rpfinancial.com

Washington Headquarters
Three Ballston Plaza	Telephone: (703)528-1700
1100 North Glebe Road, Suite 600	Fax No.: (703)528-1788
Arlington, VA 22201	Toll-Free No.: (866)723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com